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Exhibit (a)(1)(A)

        Offer to Purchase for Cash
All Outstanding Common Shares
(Including the Related Preferred Stock Purchase Rights)
of
Berger Holdings, Ltd.
at
$3.90 Net Per Share
by
Amerimax Pennsylvania, Inc.
an indirect wholly owned subsidiary of
Euramax International, Inc.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, NOVEMBER 17, 2003, UNLESS THE OFFER IS EXTENDED.

        THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 10, 2003 (THE "MERGER AGREEMENT"), BY AND AMONG EURAMAX INTERNATIONAL, INC., AMERIMAX PENNSYLVANIA, INC. AND BERGER HOLDINGS, LTD. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN IMMEDIATELY PRIOR TO THE EXPIRATION OF THE OFFER OR OTHERWISE ACQUIRED BY EURAMAX INTERNATIONAL, INC. OR ANY OF ITS AFFILIATES A NUMBER OF SHARES REPRESENTING AT LEAST 80% OF THE FULLY DILUTED SHARES (EXCLUDING OPTIONS FOR WHICH EXERCISABILITY HAS BEEN SUSPENDED OR FOR WHICH, UNDER THE TENDER AND OPTION AGREEMENT DATED AS OF OCTOBER 10, 2003 AMONG EURAMAX INTERNATIONAL, INC., AMERIMAX PENNSYLVANIA, INC., THE COMPANY AND THE SHAREHOLDERS LISTED THEREIN, EURAMAX INTERNATIONAL, INC. HAS A VALID PURCHASE OPTION (AS DEFINED THEREIN) WHICH HAS NOT BEEN DISPUTED) THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 15.

IMPORTANT

        Any shareholder desiring to tender all or any portion of such shareholder's shares of common stock of Berger Holdings, Ltd. and the related preferred stock purchase rights should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a transfer effected pursuant to the book-entry transfer procedures set forth in "The Offer—Procedures for Tendering Shares," transmit an Agent's Message (as defined herein), and any other required documents to the Depositary and either deliver the certificates for such shares to the Depositary along with the Letter of Transmittal (or such facsimile) or deliver such shares pursuant to the book-entry transfer procedures set forth in "The Offer—Procedures for Tendering Shares," or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder whose shares of common stock of Berger Holdings, Ltd. are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such shares.

        A shareholder who desires to tender such shareholder's shares of common stock of Berger Holdings, Ltd. (and preferred stock purchase rights) and whose certificates representing such shares (and preferred stock purchase rights) are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such shares (and preferred stock purchase rights) by following the procedures for guaranteed delivery set forth in "The Offer—Procedures for Tendering Shares."

        Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

The Information Agent for the Offer is:
D.F. King & Co., Inc.

October 20, 2003

TABLE OF CONTENTS

SUMMARY TERM SHEET		S-1
INTRODUCTION		1
THE OFFER		5
1.	Terms of the Offer.	5
2.	Acceptance for Payment and Payment.	7
3.	Procedures for Tendering Shares.	8
4.	Withdrawal Rights.	11
5.	Certain U.S. Federal Income Tax Consequences.	11
6.	Price Range of the Shares; Dividends on the Shares.	12
7.	Effect of the Offer on the Market for the Shares; Share Quotation; Exchange Act Registration; Margin Regulations.	13
8.	Certain Information Concerning the Company.	14
9.	Certain Information Concerning Parent and Purchaser.	18
10.	Sources and Amount of Funds.	19
11.	Background of the Offer; Contacts with the Company.	21
12.	Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements.	22
13.	Plans for the Company; Other Matters.	43
14.	Dividends and Distributions.	45
15.	Certain Conditions of the Offer.	45
16.	Certain Legal Matters and Regulatory Approvals.	49
17.	Fees and Expenses.	52
18.	Miscellaneous.	53
SCHEDULE I INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF AMERIMAX PENNSYLVANIA, INC. AMERIMAX FABRICATED PRODUCTS, INC. AND EURAMAX INTERNATIONAL, INC.		I-1

i

SUMMARY TERM SHEET

        Amerimax Pennsylvania, Inc., an indirect wholly owned subsidiary of Euramax International, Inc., is offering to purchase all of the outstanding common shares (including the related preferred stock purchase rights) of Berger Holdings, Ltd. for $3.90 per share, net to the seller in cash. The following are answers to some of the questions you, as a shareholder of Berger, may have about the offer. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

        We are Amerimax Pennsylvania, Inc., a Pennsylvania corporation formed for the purpose of making this tender offer. We are an indirect wholly owned subsidiary of Euramax International, Inc., a Delaware corporation, that, after the merger, will indirectly hold the shares of Berger. See the "Introduction" to this Offer to Purchase and Section 9—"Certain Information Concerning Parent and Purchaser."

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

        We are seeking to purchase all of the outstanding shares of common stock (including the related preferred stock purchase rights) of Berger. See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

WHAT ARE THE "RELATED PREFERRED STOCK PURCHASE RIGHTS?"

        The related preferred stock purchase rights were issued to all Berger shareholders, but currently are not represented by separate certificates. Instead, they are represented by the certificates for your shares. A tender of shares will include a tender of the related rights. See Section 3—"Procedures for Accepting the Offer and Tendering Shares" and Section 15—"Certain Conditions of the Offer."

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

        We are offering to pay $3.90 per share (including the related preferred stock purchase rights), net to you in cash. In addition, the Agreement and Plan of Merger, dated as of October 10, 2003, among us, Euramax and Berger (we refer to this as the "merger agreement") provides that the offering price may be adjusted downward in circumstances in which Berger's capitalization representation is inaccurate. If you are the record owner of your shares and you directly tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee or commission for doing so. You should consult your broker or nominee to determine whether any such charges will apply. See the "Introduction" to this Offer to Purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

        Yes. We will have cash funds, which will be provided by Euramax, sufficient to purchase all of the shares (including the related preferred stock purchase rights) validly tendered in the offer and for our acquisition of the remaining shares in the merger with Berger, which is expected to follow the successful completion of the offer in accordance with the terms and conditions of the merger agreement. The funds to be provided by Euramax will be obtained from borrowings under its senior credit facility. The offer is not conditioned on obtaining additional financing. See Section 10—"Source and Amount of Funds."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER MY SHARES IN THE OFFER?

        No. We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

  •
  the offer is being made for all outstanding shares solely for cash;

  •
  the offer is not subject to any financing conditions;

  •
  Euramax will provide us with sufficient funds to purchase all shares validly tendered in the offer; and

  •
  if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger.

See Section 10—"Source and Amount of Funds."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

  •
  We are not obligated to purchase any shares (including the related preferred stock purchase rights) that are validly tendered unless the number of shares (including the related preferred stock purchase rights) validly tendered and not withdrawn before the expiration date of the offer represents at least 80% of the outstanding shares on a fully diluted basis (excluding options for which exercisability has been suspended or for which, under the Tender and Option Agreement, Euramax has a valid purchase option (as defined therein) which has not been disputed). We call this condition the "minimum condition." See Section 12—"Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements."

  •
  We are not obligated to purchase any shares that are validly tendered if there is threatened or pending any suit, action or proceedings by any governmental entity, or there shall be pending any suit, action or proceeding by any other person which has a reasonable possibility of success, which, among other things, challenges or seeks to make illegal, delay, restrain or prohibit us from making the offer for or purchasing the shares of common stock (including the related preferred stock purchase rights) of Berger or seeks to obtain material damages as a result thereof or which otherwise could reasonably be expected to have a material adverse effect on Berger or Euramax. See Section 12—"Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements."

        The offer is also subject to a number of other important conditions. We can waive some of these conditions without the consent of Berger. We cannot, however, waive the minimum condition (except for waivers reducing the minimum condition not below a majority of the outstanding shares of Berger common stock on a fully diluted basis) without the consent of Berger. See Section 15—"Certain Conditions of the Offer."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE OFFER?

        You will have until 12:00 midnight, New York City time, on Monday, November 17, 2003, to tender your shares (including the related preferred stock purchase rights) in the offer. Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still participate in the offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase. See Sections 1—"Terms of the Offer," 2—"Acceptance for Payment and Payment" and 3—"Procedures for Tendering Shares."

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

        Yes. The offer may be extended for varying lengths of time depending on the circumstances. We have agreed in the merger agreement that we may, without the consent of Berger:

  •
  extend the expiration date of the offer on one or more occasions for such period as may be determined by us in our sole discretion (each such extension period not to exceed ten business days at a time), if at the then scheduled expiration date of the offer any of the conditions to our obligations to accept for payment and pay for shares will not be satisfied or waived; and

  •
  extend the offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof applicable to the offer.

        Without limiting our right to extend the offer, provided that the merger agreement has not been terminated in accordance with the provisions thereof, if the conditions to the offer are not satisfied or, to the extent permitted thereby, waived by us as of the date the offer would otherwise have expired, then, except to the extent that the conditions in our reasonable judgment are incapable of being satisfied, at the request of Berger, we will extend the offer from time to time until the earliest of (i) December 31, 2003, (ii) the consummation of the offer or (iii) termination of the merger agreement.

        See Section 1—"Terms of the Offer" for more details of our obligation and ability to extend the offer.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

        If we extend the offer, we will inform JPMorgan Chase Bank, the depositary for the offer, of that extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1—"Terms of the Offer."

HOW DO I TENDER MY SHARES?

        To tender your shares (including the related preferred stock purchase rights), you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to JPMorgan Chase Bank, the depositary for the offer, prior to the expiration of the offer. If your shares are held in street name (that is, through a broker, dealer or other nominee), they must be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary by the expiration of the offer, you may still participate in the offer by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq SmallCap Market trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Sections 2—"Acceptance for Payment and Payment" and 3—"Procedures for Tendering Shares."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

        To withdraw previously tendered shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw shares. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Section 4—"Withdrawal Rights."

UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

        You may withdraw your previously tendered shares at any time before the expiration of the offer. See Section 4—"Withdrawal Rights."

WHAT DOES THE BERGER BOARD OF DIRECTORS THINK OF THE OFFER?

        The Board of Directors of Berger has unanimously approved the merger agreement and the transactions contemplated thereby, including the offer and the merger, and determined that the offer and the merger are fair to, advisable and in the best interest of, Berger shareholders and recommends that the shareholders accept the offer and tender their shares (including the related preferred stock purchase rights) pursuant to the offer. See the "Introduction" to this Offer to Purchase.

DO WE HAVE ANY AGREEMENTS WITH BERGER OR BERGER'S SHAREHOLDERS?

        Yes. Certain shareholders (we refer to these shareholders as specified shareholders) have agreed, pursuant to the Tender and Option Agreement, dated as of October 10, 2003, among us, Euramax, Berger and the specified shareholders (we refer to this as the "tender and option agreement"), to tender in the offer, and not withdraw therefrom, the shares owned by these specified shareholders, as well as any other shares acquired prior to the expiration of the offer, including pursuant to the exercise of options, and vote the shares that they are entitled to vote in favor of the transactions contemplated by the merger agreement. The tender and option agreement relates to the 1,121,544 shares owned by the specified shareholders, as well as 1,951,500 of shares subject to options (as defined in this offer to purchase), all of which are presently exercisable. The issued and outstanding shares subject to the tender and option agreement currently represent approximately 21% of the Fully Diluted Shares (as defined in this offer to purchase, which definition excludes options for which exercisability has been suspended or for which, under the tender and option agreement, Euramax has a valid purchase option (as defined therein) which has not been disputed). Each specified shareholder also granted to Euramax and us an irrevocable option to purchase for cash, under certain circumstances, any or all of their shares (including shares acquired after the date of the tender and option agreement) at a price per share equal to $3.90. If requested by Euramax and us and only if necessary and sufficient to achieve the minimum condition (together with other similarly placed specified shareholders), each specified shareholder will exercise all options (to the extent exercisable) and other rights (including conversion or exchange rights) beneficially owned by such specified shareholder and will sell the shares acquired pursuant to such exercise to Euramax or us as provided in the tender and option agreement. The issued and outstanding shares, together with shares relating to presently exercisable options subject to the tender and option agreement, represent approximately 43% of the fully diluted shares (after giving effect to the exercise of the 1,951,500 options). Also, pursuant to the tender and option agreement, these specified shareholders agreed to make an aggregate of $253,695 in incentive payments to Euramax in order to induce Euramax to consummate the offer. See Section 12—"Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements."

IF A NUMBER OF SHARES (INCLUDING THE RELATED PREFERRED STOCK PURCHASE RIGHTS) MEETING THE MINIMUM CONDITION ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL BERGER CONTINUE AS A PUBLIC COMPANY?

        In most cases, no. Following the purchase of shares (including the related preferred stock purchase rights) in the offer, we expect to consummate the merger. If the merger takes place, Berger no longer will be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered shares (including the related preferred stock purchase rights), there may be so few remaining shareholders and publicly held shares that Berger common stock will no longer be eligible to be listed on the Nasdaq SmallCap Market or other securities exchanges, there may not be an active public trading market for Berger common stock, and Berger may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See Section 7—"Effect of the Offer on the Market for the Shares; Share Quotation; Exchange Act Registration; Margin Regulations."

DO I HAVE STATUTORY DISSENTERS' RIGHTS?

        No. However, if you so choose, you may be entitled to exercise dissenters' rights in the merger. You will only be entitled to dissenters' rights in the merger if (i) as a result of the offer we own at least 80% of the outstanding shares of Berger, and we effect a "short-form" merger with Berger without any action or vote on the part of the board of directors or the shareholders of Berger or (ii) prior to the merger, the shares are no longer listed on the Nasdaq SmallCap Market or other securities exchanges and the shares are beneficially and of record held by less than 2,000 persons. If you elect to dissent in circumstances in which dissenters' rights are applicable and comply with the provisions of the Pennsylvania Business Corporation Law of 1988 (or the PBCL) relating to dissenters' rights, your shares, at the effective time of the merger, will not entitle you to receive the per share amount being paid by us in the offer as set forth above. You will instead be entitled to receive either the amount that the surviving corporation determines to be the fair value of your shares or, if you disagree with that valuation, whatever consideration may be determined to be due to you by a court pursuant to the applicable provision of the PBCL. Your right to seek an appraisal under Pennsylvania law will be forfeited if you do not comply with the requirements of the PBCL relating to dissenters' rights. See Section 13—"Plans for the Company; Other Matters."

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF THE BERGER SHARES (INCLUDING THE RELATED PREFERRED STOCK PURCHASE RIGHTS) ARE NOT TENDERED IN THE OFFER?

        In most cases, yes. If we accept for payment and pay for at least 80% of the shares (including the related preferred stock purchase rights) on a fully diluted basis (excluding options for which exercisability has been suspended or for which, under the tender and option agreement, Euramax has a valid purchase option (as defined therein) which has not been disputed), we will be merged with and into Berger. We have agreed to vote for or enter into a written consent with respect to all shares we acquire in the offer to cause the approval of the merger. If that merger takes place, Euramax will indirectly own all of the shares and all shareholders (other than us, Euramax and, if applicable, shareholders properly exercising dissenters' rights) will receive $3.90 per share in cash, without interest (or any higher price per share that is paid in the offer). See the "Introduction" to this Offer to Purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

        If you decide not to tender your shares (including the related preferred stock purchase rights) in the offer and the merger occurs, you will receive the same amount of cash per share (including the related preferred stock purchase rights) that you would have received had you tendered your shares in the offer, without any interest being paid on such amount, subject to, if applicable, any dissenters' rights properly exercised under Pennsylvania law. Therefore, if the merger takes place, unless you properly exercise dissenters' rights under Pennsylvania law, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares in the offer. If you decide not to tender your shares in the offer and we purchase the tendered shares, but the merger does not occur, there may be so few remaining shareholders and publicly traded shares that Berger common stock will no longer be eligible for listing on the Nasdaq SmallCap Market or other securities exchanges and there may not be an active public trading market for Berger common stock. Also, as described above, Berger may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. We have agreed in the merger agreement, however, to effect the merger if we have accepted for payment and paid for shares tendered pursuant to the offer and some other conditions are satisfied. See the "Introduction" to this Offer to Purchase, Section 7—"Effect of the Offer on the Market for the Common Shares; Share Quotation; Exchange Act Registration; Margin Regulation," and Section 12 of this Offer to Purchase—

"Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements" under "—Conditions to the Merger."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

        On October 10, 2003, the last trading day before we announced the offer, the last sale price of Berger common stock reported on the Nasdaq SmallCap Market was $3.10 per share. On October 17, 2003, the last trading day before we commenced the offer, the last sale price of Berger common stock reported on the Nasdaq SmallCap Market was $3.84. We encourage you to obtain a recent quotation for shares of Berger common stock in deciding whether to tender your shares. See Section 6—"Price Range of the Shares; Dividends on the Shares."

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES (INCLUDING THE RELATED PREFERRED STOCK PURCHASE RIGHTS) IN THE OFFER OR IN THE MERGER?

        The sale or exchange of shares (including the related preferred stock purchase rights) pursuant to the offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign tax purposes as well. In general, a shareholder who sells shares (including the related preferred stock purchase rights) pursuant to the offer or receives cash in exchange for shares (including the related preferred stock purchase rights) pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's adjusted tax basis in the shares sold or exchanged. See Section 5—"Certain U.S. Federal Income Tax Consequences."

WHO SHOULD I CALL IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

        You may call D.F. King & Co., Inc. collect at (212) 269-5550 or toll-free at (800) 431-9643. D.F. King & Co., Inc. is acting as the information agent for our offer. See the back cover of this Offer to Purchase.

To the Holders of Common Stock
of Berger Holdings, Ltd.:

INTRODUCTION

        Amerimax Pennsylvania, Inc., a Pennsylvania corporation ("Purchaser") and an indirect wholly owned subsidiary of Euramax International, Inc. ("Parent"), a Delaware corporation, hereby offers to purchase (1) all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Berger Holdings, Ltd., a Pennsylvania corporation (the "Company"), and (2) the associated rights to purchase shares of junior participating preferred stock of the Company (the "Rights") issued pursuant to the Rights Agreement (the "Rights Agreement"), dated as of August 21, 1998, as amended, by and between the Company and Oxford Transfer & Registrar, as Rights Agent, at a price of $3.90 per Share (the "Share Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer"). Unless the context otherwise requires, all references to the Shares shall be deemed to include the associated Rights, and all references to the Rights shall be deemed to include the benefits that may inure to holders of Rights pursuant to the Rights Agreement.

        Shareholders of record who tender Shares directly to JPMorgan Chase Bank, which is acting as the depositary (in such capacity, the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to backup federal income tax withholding of 28% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer. See Section 3—"Procedures for Tendering Shares." Shareholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. Purchaser will pay all fees and expenses of the Depositary and D.F. King & Co., Inc., which is acting as the Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Purchaser and/or Parent and each such person. See Section 17—"Fees and Expenses."

        THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED BELOW), AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

        Boenning & Scattergood, Inc. ("B&S"), financial advisor to the Company, has delivered to the Company Board its written opinion, dated October 10, 2003 (the "Financial Advisor Opinion"), to the effect that, as of such date and subject to qualifications and limitations stated therein, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair, from a financial point of view, to such shareholders. A copy of the Financial Advisor Opinion is attached as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the Securities and Exchange Commission (the "SEC") in connection with the Offer and which is being mailed to shareholders herewith. Shareholders are urged to, and should, read the Financial Advisor Opinion carefully.

        The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn immediately prior to the expiration of the Offer or otherwise acquired by Parent or any of its affiliates a number of Shares representing at least 80% of the Fully Diluted Shares (as defined below) (the "Minimum Condition"). The Offer is also subject to the other conditions set forth in this Offer to Purchase. See Section 1—"Terms of the Offer" and Section 15—"Certain Conditions of the Offer."

        Purchaser reserves the right, subject only to the applicable rules and regulations of the SEC, to waive each of the conditions (other than a waiver of the Minimum Condition below a majority of the outstanding Shares on a fully diluted basis) to the obligations of Purchaser to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement, the Tender and Option Agreement (as defined below) and the Stock Option Agreement (as defined below) (collectively, the "Transactions").

        Shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares in accordance with the procedures set forth in Section 2—"Acceptance for Tendering Shares." A tender of Shares will also constitute a tender of the related Rights.

        The Company has advised Parent and Purchaser that each member of the Company Board and each of the Company's executive officers presently intends to tender all Shares owned by such persons pursuant to the Offer or (solely in the case of directors and executive officers who would as a result of the tender incur liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) to vote in favor of the Merger. In addition, simultaneously with the execution and delivery of the Merger Agreement, Parent, Purchaser, the Company and certain shareholders (the "Specified Shareholders"), entered into a Tender and Option Agreement dated as of October 10, 2003 (the "Tender and Option Agreement"). The Tender and Option Agreement relates to the 1,121,544 Shares owned by the Specified Shareholders, as well as 1,951,500 Shares subject to Options (as defined elsewhere in this Offer to Purchase), all of which are presently exercisable. The issued and outstanding Shares subject to the Tender and Option Agreement currently represent approximately 21% of the Fully Diluted Shares. Each Specified Shareholder also granted to Parent and Purchaser an irrevocable option to purchase for cash, under certain circumstances, any or all of their Shares (including Shares acquired after the date of the Tender and Option Agreement) at a price per Share equal to $3.90. If requested by Parent and Purchaser and only if necessary and sufficient to achieve the Minimum Condition (together with other similarly placed Specified Shareholders), each Specified Shareholder will exercise all Options (to the extent exercisable) and other rights (including conversion or exchange rights) beneficially owned by such Specified Shareholder and will sell the Shares acquired pursuant to such exercise to Parent or Purchaser as provided in the Tender and Option Agreement. The issued and outstanding Shares, together with Shares relating to presently exercisable Options subject to the Tender and Option Agreement, represent approximately 43% of the Fully Diluted Shares (after giving effect to the exercise of the 1,951,500 Options). Pursuant to the Tender and Option Agreement, each Specified Shareholder has agreed, among other things, to tender in the Offer, and not withdraw therefrom, the Shares owned by such Specified Shareholders, as well as any other Shares acquired prior to the expiration of the Offer including pursuant to the exercise of Options. The Tender and Option Agreement is more fully described in Section 12 of the Offer to Purchase.

        As used in this Offer to Purchase, "Fully Diluted Shares" means all outstanding Shares on a fully diluted basis, after giving effect to the exercise and conversion of all outstanding options, warrants and securities exercisable or convertible into common stock of the Company (but excluding any Options for which under the Tender and Option Agreement Parent has a valid Purchase Option (as defined in the Tender and Option Agreement) which has not been disputed or disavowed by the holder of such Options; provided, that the Options are not deemed exercisable if their ability to be exercised is suspended until termination of the Merger Agreement or consummation of the Merger); provided further, that Parent may, at its option exercisable in its sole discretion, exclude at any time from the above calculation any or all other Options. The Company has represented and warranted to Parent and Purchaser that, as of October 10, 2003, (i) the authorized capital stock of the Company consists of

20,000,000 Shares and 5,000,000 shares of preferred stock, of which 5,271,926 Shares (including, for these purposes, vested stock grants) and no shares of preferred stock are issued and outstanding and (ii) 2,360,675 Shares were reserved for issuance pursuant to outstanding options (the "Options") issued under certain Company stock option plans. The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Parent, issue any shares of capital stock of any class of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock of the Company (except for the issuance of shares of Common Stock issuable pursuant to Options outstanding as of the date of the Merger Agreement). See Section 12—"Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements." The Company has advised Parent and Purchaser that all outstanding Options are either subject to the Tender and Option Agreement or their exercisability will have been suspended prior to the Effective Time. Based on the foregoing and assuming that there are an aggregate of 5,271,926 Fully Diluted Shares, the Minimum Condition will be satisfied if Shares representing 4,217,541 Shares are validly tendered and not withdrawn immediately prior to the expiration of the Offer or otherwise acquired by Parent or any of its affiliates prior to the Expiration Date. See Section 3—"Procedures for Tendering Shares" under "—Options."

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 10, 2003 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. Pursuant to the Merger Agreement and in accordance with the Pennsylvania Business Corporation Law of 1988 (the "PBCL"), as promptly as practicable after the completion of the Offer and the satisfaction or waiver, if permissible, of all conditions, including the purchase of Shares pursuant to the Offer (sometimes referred to herein as the "consummation" of the Offer) and the approval and adoption of the Merger Agreement by the shareholders of the Company (if required by applicable law), Purchaser will be merged with and into the Company (the "Merger") and the Company will be the surviving corporation in the Merger (the "Surviving Corporation") and an indirect wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share then outstanding, other than Shares held by (A) the Company or any of its subsidiaries, (B) Parent or Purchaser or any of their subsidiaries, if any, and (C) holders of Shares who properly perfect their dissenter's rights under the PBCL, if applicable, will be converted into the right to receive the Share Price (or such higher price per Share that may be paid pursuant to the Offer) in cash, without interest thereon (the "Merger Consideration"). Pursuant to the Merger Agreement, in the event the number of outstanding Shares exceeds 5,271,926 or the number of Options, exercise prices of options or stock grants set forth in the disclosure schedules to the Merger Agreement are inaccurately stated, in any manner adverse to Parent or Purchaser, the Share Price will be appropriately adjusted downward. Notwithstanding the foregoing, there will be no adjustment pursuant to the foregoing sentence with respect to the issuance of Shares upon the exercise of Options disclosed in such disclosure schedule. The Merger Agreement is more fully described in Section 12—"Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements."

        The Merger Agreement provides that, immediately upon the purchase by Purchaser of any Shares pursuant to the Offer, Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the number of votes represented by Shares beneficially owned by Purchaser and its affiliates (including Shares so accepted for payment and purchased) bears to the number of votes represented by Shares then outstanding, and the Company will take all actions available to the Company to cause Purchaser's designees to be elected as directors of the Company. Notwithstanding the foregoing, the Company shall use its best efforts to ensure that, in the event that Purchaser's designees are elected to the Company Board, the Company Board will have, at all times prior to the Effective Time, at least two directors who are directors on the date of the Merger Agreement and who are not officers or affiliates of the Company

(it being the understanding that for purposes of this sentence, a director of the Company will not be deemed an affiliate of the Company solely as a result of his or her status as a director of the Company), Parent or any of their respective affiliates.

        Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of shareholders of the Company of the Merger Agreement, if required by applicable law. See Section 12—"Purpose of the Offer and the Merger, the Merger Agreement and Certain Other Agreements." Under the PBCL and pursuant to the Articles of Incorporation and the Bylaws of the Company, the affirmative vote by the holders of a majority of the total votes cast by the holders of Shares is the only vote of any class or series of the Company's shares of capital stock that would be necessary to approve the Merger Agreement at a meeting of the Company's shareholders where a quorum is present. See Section 13—"Plans for the Company; Other Matters." The Merger Agreement is more fully described in Section 12—"Purpose of the Offer and the Merger, the Merger Agreement and Certain Other Agreements."

        Under Section 1924(b)(1)(ii) of the PBCL, if a corporation owns at least 80% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such shares may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the shareholders of such other corporation (a "short-form merger"). In the event that Purchaser acquires in the aggregate at least 80% of the outstanding Shares pursuant to the Offer or otherwise, Parent and Purchaser could effect a short-form merger without any further approval of the Company Board or the shareholders of the Company. In the Merger Agreement, Purchaser and the Company have agreed that Purchaser may extend the Offer on one or more occasions for an aggregate period of not more than ten business days if any condition to the Offer has not been satisfied. Even if Purchaser does not own 80% of the Shares following the consummation of the Offer, Purchaser could seek to purchase additional Shares in the open market or otherwise in order to reach the 80% threshold and employ a short-form merger. The per Share consideration paid for any Shares so acquired in open market purchases may be greater or less than that paid in the Offer. The Merger Agreement provides that Parent and Purchaser will effect a short-form merger, if permitted to do so under the PBCL, pursuant to which Purchaser will be merged with the Company. See Section 13—"Plans for the Company; Other Matters."

        Certain Federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5—"Certain U.S. Federal Income Tax Consequences."

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date, and not properly withdrawn in accordance with Section 4—"Withdrawal Rights." The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Monday, November 17, 2003, unless and until Purchaser, in accordance with the terms of the Merger Agreement, has extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

        The Offer is conditioned upon the satisfaction of the Minimum Condition, there being no threatened or pending suit, action, or proceeding by any governmental entity, or any pending suit, action or proceeding by any other person that has a reasonable likelihood of success, which, among other things, challenges or seeks to make illegal, delay, restrain or prohibit Purchaser from making the Offer for or purchasing the Shares or seeks to obtain material damages as a result thereof or which otherwise could reasonably be expected to have a material adverse effect (as defined in Section 15—"Certain Conditions of the Offer") on the Company or Parent, and the other conditions set forth in Section 15—"Certain Conditions of the Offer." If such conditions are not satisfied at or prior to the Expiration Date, Purchaser reserves the right, subject to the terms of the Merger Agreement and subject to complying with applicable rules and regulations of the SEC, to (i) decline to purchase any Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering shareholders, (ii) waive any or all conditions to the Offer (other than a waiver of the Minimum Condition below a majority of the outstanding Shares on a fully diluted basis) and, subject to complying with applicable rules and regulations of the SEC, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain all Shares which have been tendered during the period or periods for which the Offer is extended or (iv) subject to the provisions of the next paragraph, amend the Offer.

        Under the Merger Agreement, Purchaser has the right, in its sole discretion, to modify and make changes to the terms and conditions of the Offer, provided that without the prior consent of the Company, no modification or change may be made which (i) decreases the consideration payable in the Offer (except as permitted in the Merger Agreement), (ii) changes the form of consideration payable in the Offer (other than by adding consideration), (iii) increases the Minimum Condition, or reduces the Minimum Condition below a majority of the outstanding Shares on a fully diluted basis, (iv) decreases the maximum number of Shares sought pursuant to the Offer, (v) changes any other terms or conditions to the Offer in a manner materially adverse to the Company or its shareholders or option holders, or (vi) imposes additional conditions to the Offer (other than solely in respect of any consideration which is payable in addition to the Share Price). Notwithstanding the foregoing, Purchaser may (but will not be required under the Merger Agreement or otherwise to), without the consent of the Company, (i) extend the Offer on one or more occasions for such period as may be determined by Purchaser in its sole discretion (each such extension period not to exceed 10 business days at a time), if at the then scheduled Expiration Date any of the conditions to Purchaser's obligations to accept for payment and pay for Shares will not be satisfied or waived and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. Without limiting the right of Purchaser to extend the Offer, provided that the Merger Agreement has not been terminated in accordance with the terms thereof, if the conditions to the Offer are not satisfied or, to the extent permitted under the Merger Agreement, waived by Purchaser as of the date the Offer would otherwise have expired, then, except to the extent that such conditions in the reasonable judgment of Purchaser are incapable of being satisfied, at the request of the Company, Purchaser will extend the Offer from time to time until the earliest of

(i) December 31, 2003, (ii) the consummation of the Offer or (iii) termination of the Merger Agreement. Notwithstanding the foregoing, Purchaser may in its sole discretion elect to provide for a subsequent offering period (a "Subsequent Offering Period") pursuant to, and on the terms required by, Rule 14d-11 under the Exchange Act.

        Subject to the terms of the Merger Agreement and applicable rules and regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to (a) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not Purchaser exercises its right to extend the Offer.

        Any extension, delay, waiver, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(d), 14d-6(c) and 14e-l(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares. Subject to applicable law and without limiting the obligation of Purchaser under such Rules or the manner in which Purchaser may choose to make any public announcement, Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

        If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to the withdrawal rights described in Section 4—"Withdrawal Rights." However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

        If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-l under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of such offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of such offer. The release states that an offer should remain open for a minimum of 5 business days from the date a material change is first published, sent or given to shareholders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of 10 business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases or decreases the consideration offered to holders of Shares pursuant to the Offer, the Offer must remain for a minimum of 10 business days following any increase or decrease in the consideration and such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase or decrease.

        The Company has provided Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to shareholders. This Offer to Purchase, the related Letter of Transmittal and other relevant documents will be mailed to record holders of Shares whose names appear on the shareholder lists and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance for Payment and Payment.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4—"Withdrawal Rights" promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 15—"Certain Conditions of the Offer." Any determination concerning the satisfaction of such terms and conditions will be within the sole discretion of Purchaser. See Section 4—"Withdrawal Rights."

        Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. See Section 16—"Certain Legal Matters and Regulatory Approvals." If Purchaser is delayed in its acceptance for payment of, or payment for Shares (whether before or after its acceptance for payment of Shares), or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1—"Terms of the Offer" and 15—"Certain Conditions of the Offer") (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4—"Withdrawal Rights."

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering shareholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book Entry Confirmation (as defined below) with respect thereto), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering shareholders at different times if delivery of the certificates and other required documents occur at different times. The per Share consideration paid to any holder of Shares pursuant to the Offer will be the highest per Share consideration paid to any other holder of such Shares pursuant to the Offer.

Under no circumstances will interest be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

        If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates evidencing Shares not tendered or not accepted for purchase will be returned to the tendering shareholder, or such other person as the tendering shareholder specifies in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares", such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering shareholder specifies in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

3.     Procedures for Tendering Shares.

        Valid Tender.    For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

        If certificates evidencing tendered Shares are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares, into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation."

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        The Letter of Transmittal and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility will not constitute delivery to the Depositary.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering shareholders. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Signature Guarantees.    No signature guarantee is required on a Letter of Transmittal (i) if such Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on such Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

        Guaranteed Delivery.    If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

  (i)
  such tender is made by or through an Eligible Institution;

  (ii)
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

  (iii)
  the certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery.

        A "trading day" is any day on which the Nasdaq SmallCap Market is open for business.

        The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to such Shares are actually received by the Depositary.

        The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Appointment.    By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering shareholder will irrevocably appoint designees of Parent as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after October 10, 2003 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, as and when, and only to the extent that, Purchaser accepts for payment Shares tendered by such shareholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Purchaser of Shares tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares, including, without limitation, in respect of any annual or special meeting of the Company's shareholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares, including voting at any meeting of shareholders.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any defect or irregularity in any tender of Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

        Options.    Effective simultaneously with the execution of the Merger Agreement, the Company Board adopted appropriate resolutions, and the Company agreed to take all other actions necessary after the date of the execution of the Merger Agreement, if any, to provide that each outstanding Option will at the Effective Time be cancelled, and each holder of outstanding Options which are vested and exercisable immediately prior to the Effective Time will be entitled to receive an amount in cash equal to the product of (i) the number of Shares subject to such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share subject or related to such Option. All Options will terminate as of the Effective Time. See Section 12—"Purpose of the Offer and the Merger; the Merger Agreement and Certain other Agreements" under "—Options."

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4—"Withdrawal Rights" or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after December 18, 2003.

        For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3—"Procedures for Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

        Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3—"Procedures for Tendering Shares" at any time prior to the Expiration Date or the expiration of any Subsequent Offering Period.

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Certain U.S. Federal Income Tax Consequences.

        The following is a general summary of certain U.S. Federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Merger (a "Holder"). The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The following discussion does not address the U.S. Federal income tax consequences to all categories of Holders that may be subject to special rules (e.g., Holders who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company, Holders who, if applicable, perfect dissenters rights under the PBCL, foreign Holders, insurance companies, tax-exempt organizations, dealers in securities and persons who have acquired the Shares as part of a straddle, hedge, conversion transaction or other integrated investment), nor does it address the Federal income tax consequences to persons who do not hold the Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment).

        The Federal income tax consequences set forth below are included for general informational purposes only. Because individual circumstances may differ, each Holder should consult such Holder's own tax advisor to determine the applicability of the rules discussed below to such Holder and the particular tax effects of the Offer and the Merger, including the application and effect of U.S. Federal, state, local and other income tax laws.

        The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. Federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. In general, a Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for Federal income tax purposes equal to the difference, if any, between the amount of cash received and the Holder's adjusted tax basis in the Shares sold pursuant to the Offer or surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or surrendered for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the Holder has held the Shares for more than one year. Capital gains recognized by an individual investor (or an estate or certain trusts) upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum tax rate of 15% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income rates. Certain limitations apply to the use of capital losses.

        Backup Withholding.    In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer or the Merger, a Holder surrendering Shares in the Offer or the Merger, or its assignee (in either case, the "Payee") must, unless an exemption applies, provide the Depositary with such Payee's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such Payee is not subject to backup withholding. If a Payee does not provide such Payee's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such Payee and payment of cash to such Payee pursuant to the Offer may be subject to backup withholding of 28%. All Payees should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Certain Payees (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. Noncorporate foreign shareholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

6.     Price Range of the Shares; Dividends on the Shares.

        The Shares are listed on the Nasdaq SmallCap Market under the symbol "BGRH." The following table sets forth, for each of the fiscal quarters indicated, the high and low sales price per Share on the

Nasdaq SmallCap Market and the amount of cash dividends paid per Share, as reported in published financial sources.

	Share Price
			Cash Dividends
	High	Low
Fiscal Year Ended December 31, 2001:
First Quarter	$2.25	$1.44	$—
Second Quarter	2.96	1.57	—
Third Quarter	3.70	2.70	—
Fourth Quarter	4.10	3.15	—
Fiscal Year Ended December 31, 2002:
First Quarter	$6.26	$4.01	—
Second Quarter	6.14	4.30	—
Third Quarter	6.05	4.09	—
Fourth Quarter	5.91	2.48	—
Fiscal Year Ending December 31, 2003:
First Quarter	$4.36	$2.50	$—
Second Quarter	3.80	2.70	—
Third Quarter	3.73	2.75	—
Fourth Quarter (through October 17, 2003)	3.87	3.10	—

        On October 10, 2003, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Parent and Purchaser, the last reported closing sales price of the Shares on the Nasdaq SmallCap Market was $3.10 per Share. On October 17, 2003, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the Nasdaq SmallCap Market was $3.84 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

        Under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent.

7.     Effect of the Offer on the Market for the Shares; Share Quotation; Exchange Act Registration; Margin Regulations.

        Market for the Shares.    The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

        Share Quotation.    The Shares are listed on the Nasdaq SmallCap Market. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the Nasdaq SmallCap Market and may therefore be delisted from the Nasdaq SmallCap Market. According to the published guidelines of the Nasdaq SmallCap Market, the Shares might no longer be eligible for listing on the Nasdaq SmallCap Market if, among other things, the number of publicly held Shares falls below 500,000 or the number of record holders falls below 300. Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of 10% or more of the Shares, ordinarily will not be considered to be publicly held for this purpose.

        If the Shares cease to be listed on the Nasdaq SmallCap Market, the market for the Shares could be adversely affected. It is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the SEC if the Shares are not listed on a national securities exchange, quoted on an automated inter-dealer quotation system or held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to the holders thereof and to the SEC, and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to going private transactions no longer applicable to the Company. Furthermore, if a substantial number of Shares are acquired by Purchaser, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for listing on the Nasdaq SmallCap Market. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration, although Parent has no current intention to do so prior to the Effective Time. If registration of the Shares under the Exchange Act is not terminated prior to the Merger, such registration will be terminated following the consummation of the Merger.

        Margin Regulations.    The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

8.     Certain Information Concerning the Company.

        The information concerning the Company contained in this Offer to Purchase, including that set forth below under "—Summary of Selected Financial Data," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. The summary information concerning the Company in this Section 8 and elsewhere in this Offer to Purchase is derived from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 2003, as filed with the SEC pursuant to the Exchange Act, and other publicly available information. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the SEC and other publicly available information. Although Purchaser and Parent do not have any knowledge that would indicate that any statements contained herein based upon such reports are untrue, neither Parent nor Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

        General.    The Company is a Pennsylvania corporation with principal executive offices located at 805 Pennsylvania Boulevard, Feasterville, PA 19053. The telephone number of the Company at such offices is (215) 355-1200. The business of the Company consists of the manufacture of roof drainage systems, residential and commercial snow guards and specialty metal architectural products related to roofing.

        Selected Financial Information.    Set forth below is a summary of certain consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 2003, as filed with the SEC pursuant to the Exchange Act.

        More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and in other documents filed by the Company with the SEC. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports, documents and financial information may be inspected and copies may be obtained from the SEC in the manner set forth below under "—Available Information."

BERGER HOLDINGS, LTD.

SUMMARY OF SELECTED FINANCIAL DATA
(In thousands, except per share amounts)

	Year Ended			Six Months Ended (Unaudited)
	December 31, 2002	December 31, 2001	December 31, 2000	June 30, 2003	June 30, 2002
Income Statement Data
Net sales	$44,561,618	$51,128,096	$45,372,283	$12,657,841	$12,056,516
Cost of sales	36,048,666	38,926,409	36,096,580	10,317,026	9,378,268
Gross profit	8,512,952	12,201,687	9,275,703	2,340,815	2,678,248
Selling, administrative and general expenses	5,787,341	7,497,046	5,962,397	1,374,928	1,518,050
Income from operations	2,725,611	4,704,641	3,313,306	965,887	1,160,198
Interest expense	1,117,357	1,581,753	1,791,727	212,103	305,944
Other income, net	39,765	5,624	18,703	4,908	4,567
Income before income taxes	1,648,019	3,128,512	1,540,282	758,692	858,821
Income taxes	710,168	1,376,545	677,903	312,851	377,881
Net income	937,851	1,751,967	862,379	445,841	480,940
Basic earnings per share	$0.19	$0.33	$0.16	$0.03	$0.10
Diluted earnings per share	$0.14	$0.28	$0.16	$0.03	$0.07
Balance Sheet
Working capital	$3,287,711	$5,519,067	$4,881,678	$4,394,080	$7,335,236
Total assets	33,203,088	35,639,890	38,928,711	35,203,454	33,230,088
Long-term debt, capital leases and redeemable stock	11,261,015	15,148,108	18,940,883	13,866,405	16,968,402
Shareholders' equity	$14,258,371	$13,344,726	$11,832,639	$14,461,454	$14,258,371

        Other Financial Information.    During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent or its representatives with certain information about the Company and its financial performance which is not publicly available. The information provided included financial projections for the Company as an independent company. The following is a summary of selected projected financial information provided to Parent by the Company.

Summary Selected Projected Income Statement Data

	Third Quarter 2003	Fourth Quarter 2003	Fiscal Year End 2003
Net Sales	$13,300,000	$11,765,000	$46,506,467
Pre Tax Net Income	$1,288,900	$675,162	$2,254,018
Net Income	$747,562	$391,594	$1,307,530
EBITDA	$1,986,450	$1,395,448	$4,992,968

        Purchaser has been advised by the Company that for purposes of the Company's financial projections set forth above, EBITDA is calculated as the sum of operating income plus depreciation and amortization of goodwill. EBITDA is considered to be a widely accepted financial indicator of a company's ability to service debt, fund capital expenditures and expand its business; however, EBITDA is not calculated in the same way by all companies and is neither a measurement required, nor represents cash flow from operations as defined by, generally accepted accounting principles. EBITDA should not be considered in isolation or as an alternative to net income, cash flows from continuing operations, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles as measures of the Company's profitability or liquidity.

        The foregoing projections are based on, among other things, the following assumptions: (i) an approximate 4% net sales increase from the comparable periods in fiscal year 2002, (ii) an approximate 3.5% decline in pricing margins from the comparable periods in fiscal year 2002 and (iii) a net reduction in operating and other expenses of $674,500 from the comparable periods in fiscal year 2002, which included expected reductions in payroll and overhead expenses and consulting fees, offset by increases in insurance and expense and professional fees.

        The Company has advised Purchaser and Parent that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer only because the information was provided to Parent and Purchaser. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined, compiled or performed any procedures with respect to the projections presented herein, nor have they expressed any opinion or any other form of assurance of such information or its achievability, and accordingly assume no responsibility for them. The Company has advised Parent and Purchaser that its internal operating projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. According to the Company, the projections were prepared several months ago and were based on a number of internal assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters that are inherently subject to significant economic and competitive uncertainties, all of which are difficult to predict and some of which are beyond the control of the Company, Purchaser or Parent or their respective financial advisors and representatives and some of which inevitably will prove to be incorrect. Consequently, no prediction can be made as to whether such assumptions were or will be accurate; accordingly, there can be no assurance, and no representation or warranty is made, that actual results will not vary materially from those described above.

        The foregoing information is forward-looking in nature and inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, including industry performance, general business and economic conditions, currency exchange rates, customer requirements, competition, adverse changes in applicable laws, regulations or rules governing environmental, tax and accounting matters and other matters. The inclusion of this information should not be regarded as an indication that Parent, Purchaser, the Company or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied on as such. None of Parent, Purchaser or any of their respective financial advisors has verified the validity, reasonableness, accuracy or completeness of the projections, and the Company has made no representation to Parent or Purchaser regarding the projections. None of the Company, Purchaser, Parent or any of their respective financial advisors intends to update, revise or correct such projections if they are or become inaccurate (even in the short term). The projections have not been adjusted to reflect the effects of the Offer or the Merger.

        Available Information.    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the SEC's EDGAR System.

9.     Certain Information Concerning Parent and Purchaser.

        Parent is a Delaware corporation and an international producer of value-added aluminum, steel, vinyl and fiberglass fabricated products with facilities strategically located in the United Kingdom, The Netherlands, France, and all major regions of the continental United States. Parent's core products include specialty coated coils, aluminum recreational vehicle ("RV") sidewalls, RV doors, farm and agricultural panels, metal and vinyl raincarrying systems, roofing accessories, soffit and fascia systems, and vinyl replacement windows. Parent's customers include original equipment manufacturers such as RV, commercial panel manufacturers and transportation industry manufacturers; rural contractors; home centers; manufactured housing producers; distributors; industrial and architectural contractors; and home improvement contractors.

        The principal offices of Parent are located at 5445 Triangle Parkway, Suite 350, Norcross, Georgia 30092. The telephone number of Parent at such location is (770) 449-7066.

        Purchaser is a newly incorporated Pennsylvania corporation organized in connection with the Offer and the Merger and has not carried on any significant activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 5445 Triangle Parkway, Suite 350, Norcross, Georgia 30092. The telephone number of Purchaser at such location is (770) 449-7066. All of the outstanding capital stock of Purchaser is owned by Parent indirectly through its wholly owned subsidiary Amerimax Fabricated Products, Inc. ("AFP"). Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, except for sufficient cash to consummate the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any significant activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

        Available Information.    Parent and Purchaser are privately held entities and are not generally subject to the information filing requirements of the Exchange Act, and are not generally required to file reports, proxy statements and other information with the SEC relating to its business, financial condition and otherwise. Parent, however, pursuant to certain covenants of its debt instruments, has agreed to file annual, quarterly and current reports with the SEC. These documents include specific information regarding Parent. Further, pursuant to Rule 14d-3 under the Exchange Act, Parent and Purchaser filed with the SEC a Schedule TO, including this Offer to Purchase and the Merger Agreement, which provides certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, should be available or obtainable, (i) by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, DC 20548, (ii) at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and (iii) by accessing the SEC's website on the Internet at http://www.sec.gov.

        Additional Information Regarding Parent and Purchaser.    The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the executive officers of Parent, AFP and Purchaser, and for members of the board of directors of Parent, AFP and Purchaser are set forth in Schedule I hereto.

        Except as set forth in this Offer to Purchase, none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule I hereto or any associate or majority owned subsidiary of Parent, Purchaser or any of the persons so listed, beneficially owns or has a right to acquire, directly or indirectly, any Shares, and none of Parent or Purchaser, or to the best knowledge of Parent and Purchaser, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

        Except as set forth in this Offer to Purchase, none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

        Except as set forth in this Offer to Purchase, none of Parent, Purchaser, any of their respective affiliates, nor, to the best knowledge of Parent or Purchaser, any of the persons listed on Schedule I, has had during the past two years any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years there have been no contacts, negotiations or transactions between Parent, Purchaser, any of their respective affiliates or, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

10.   Sources and Amount of Funds.

        The Offer is not conditioned upon any financing arrangements. Purchaser estimates that the total amount of funds required by Purchaser to consummate the Offer and the Merger, including the fees and expenses of the Offer and the Merger is approximately $27.2 million. Purchaser will possess liquid funds at the expiration of the Offer sufficient to consummate the Offer and the Merger. Parent expects to contribute or otherwise advance funds to enable the Purchaser to consummate the Offer. See Section 12—"Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements."

        The funds Parent will advance to Purchaser to consummate the Offer will be obtained from borrowings under Parent's senior credit facility. The Offer and the Merger and the other Transactions will be permitted under the terms of Parent's senior credit facility so long as certain minimum conditions are met, including, among others, (i) there being no default under the senior credit facility at the time or as a result of the Offer and the Merger, (ii) the available borrowing base under the revolving credit facility, both before and after the consummation of the Offer and the Merger, is at least $25 million, (iii) Parent being in pro forma compliance with the financial covenants under the senior credit facility after giving effect to the Offer and the Merger, and (iv) the aggregate amount of consideration paid in connection with the consummation of the Offer and the Merger is not greater than $44 million. Parent and Purchaser expect to be in compliance with these minimum conditions, and Purchaser's obligations under the Merger Agreement and with respect to the Offer are not conditioned on any approvals required under the senior credit facility. As of the date of this Offer to Purchase, Parent and its subsidiaries have over $99 million of borrowing base availability under the revolving credit facility. Based on the financial statements of the Company for the quarter ended June 30, 2003, on a pro forma basis after giving effect to the consummation of the Offer and the Merger, Parent and its subsidiaries had a leverage ratio of approximately 3.44 to 1.00 as of September 26, 2003 in comparison to a maximum permitted leverage ratio of 4.75 to 1.00 under Parent's senior credit facility.

        On October 9, 2003, Parent amended and restated its senior credit facility among Parent, certain subsidiaries of Parent named therein, the financial institutions who are parties thereto (the "Lenders"), and Wachovia Bank National Association, as the issuer, swing loan lender, and agent (the "Senior Credit Facility") to provide for, among other things, the addition of a term loan commitment (the "Term Loan Commitment") of $35 million, under which a term loan will be made to a subsidiary of Parent on October 31, 2003 to be repaid in quarterly installments ending on or about September 30, 2008. In addition to the Term Loan Commitment, the Senior Credit Facility is composed of a revolving credit facility of $110 million, a portion of which is available for letters of credit and swing loans. The revolving credit facility is subject to a borrowing base that can limit availability to an amount below $110 million.

        Subject to certain exceptions, the Senior Credit Facility is guaranteed by a first-priority security interest in all of the assets and properties (including, without limitation, accounts receivable, cash, cash equivalents, chattel paper, documents, investment property, letter of credit rights, inventory, real property, leases, bank accounts, lockbox accounts, stock, stock equivalents, machinery, equipment, contracts and contract rights, trademarks, copyrights, patents, license agreements and general intangibles) of Parent and each of its domestic subsidiaries (whether such subsidiary is now owned or hereafter acquired); and a first-priority perfected pledge of all capital stock and stock equivalents, partnership interests, and LLC interests and certain intercompany notes of all of Parent's direct or indirect subsidiaries (whether such subsidiary is now owned or hereafter acquired). In addition, certain assets and properties of Parent's foreign subsidiaries are pledged, including pledges of the capital stock of those subsidiaries.

        At Parent's option, revolving loans under the Senior Credit Facility bear interest at rates based on a margin over the Federal Funds Rate or the agent's prime lending rate, or, at Parent's election, at a margin over LIBOR. The term loan will be denominated in Pounds Sterling or Euros and will bear interest at LIBOR plus a margin.

        If a default (as defined under the terms the Senior Credit Facility) has occurred and is continuing, amounts due will bear interest at an additional rate of 2% per annum.

        The obligation of the lenders to make loans or extend letters of credit is subject to the satisfaction of certain customary conditions including the absence of a default or an event of default under the Senior Credit Facility.

        The Senior Credit Facility requires Parent to meet certain financial tests, including minimum fixed charge coverage ratio, minimum interest coverage ratio, maximum leverage ratio and maximum amounts of capital expenditures. The Senior Credit Facility also contains covenants that, among other things, limit the incurrence of additional indebtedness, the nature of the business of the loan parties and their subsidiaries, investments, leases of assets, ownership of subsidiaries, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements.

        The Senior Credit Facility contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-default to certain other indebtedness, certain events of bankruptcy and insolvency, ERISA violations, judgment defaults, failure of any guaranty or security agreement supporting the Senior Credit Facility to be in full force and effect and change of control of the loan parties.

        A copy of the Senior Credit Facility is filed as an exhibit to the Schedule TO filed by Parent and Purchaser pursuant to Rule 14d-3 under the Exchange Act with the SEC in connection with the Offer. Reference is made to such exhibit for a complete description of the terms and conditions of the Senior Credit Facility. The Senior Credit Facility may be examined, and copies obtained, as set forth in the last paragraph of Section 8—"Certain Information Concerning the Company."

11.   Background of the Offer; Contacts with the Company.

  Background of the Offer

        From time to time, Parent's management and board of directors have considered the possibility of various strategic alternatives as part of their continuing efforts to grow its business.

        On August 21, 2000, J. David Smith, Parent's president and chief executive officer, met with executives Theodore A. Schwartz and Joseph F. Weiderman of the Company regarding Parent's potential interest in a business combination transaction. Following this meeting, the Company's management elected not to pursue additional discussions at that time.

        In January 2002, Mr. Smith again contacted Mr. Weiderman to communicate Parent's interest in pursuing a transaction with the Company. Mr. Weiderman indicated to Mr. Smith that it was still premature for the Company to be considering a transaction at that time.

        In June 2002, the Company engaged Houlihan Lokey Howard & Zukin Capital ("Houlihan Lokey") as its financial advisor to commence a marketing process to explore a strategic transaction involving the Company.

        On September 13, 2002, Parent executed a confidentiality agreement with Houlihan Lokey acting on behalf of the Company, and shortly thereafter the Company provided Parent with portions of a confidential information memorandum that had been prepared by Houlihan Lokey.

        On November 5, 2002, Company executives Mr. Schwartz, Francis E. Wellock, Jr. and Mr. Weiderman, together with a representative from Houlihan Lokey, gave a presentation to Parent's executives regarding the benefits of a possible business combination transaction and potential synergies between the two companies.

        Following the presentation, Parent continued to evaluate the benefits of a potential transaction with the Company. On December 9, 2002, Parent submitted a preliminary non-binding indication of interest to acquire the Company for an enterprise value of $45 million less any third party debt. The indication of interest was subject to a number of conditions and contingencies which could lower the price, and was also conditioned upon the satisfactory completion of Parent's due diligence investigation of the Company.

        On January 2 and 3, 2003, Parent executives Mitchell B. Lewis and R. Scott Vansant visited the Company's facilities in Feasterville, PA to conduct financial and legal due diligence. After continuing to perform due diligence over the next few weeks and analyzing the actual synergies it expected from a transaction, Parent orally communicated to Company executives that it would be interested in acquiring the Company for an enterprise value of $40 million less any third part debt. At that time the Company decided to suspend discussions regarding a potential business combination transaction with Parent. On January 27, 2003, Parent returned to the Company various due diligence materials and indicated that while it was still potentially interested in negotiating a transaction in the future, it agreed that it would be appropriate to suspend discussions at that time so that Parent could focus its internal resources on its own transaction among its principal shareholders.

        In early April 2003, Mr. Smith again contacted the Company to resume discussions regarding a potential business combination transaction and requested a meeting with Company executives. The meeting was held on April 28, 2003 at the Company's facilities in Feasterville, PA. At the meeting, Mr. Smith and Joseph M. Silvestri, a representative of Parent's equity sponsor Citigroup Venture Capital and a director of Parent, communicated Parent's desire to proceed with a business combination transaction and Parent's view of how the transaction would be structured and valued.

        Following this meeting, Parent sent a letter addressed to Mr. Weiderman dated May 6, 2003 outlining proposed terms for an acquisition of the Company for an equity value of approximately

$30.5 million less the amount of expenses to be incurred by the Company in connection with the transaction, which as adjusted for approximately $1 million in Company expenses represented an equity value of approximately $29.5 million. The letter proposal was subject to contingencies that could lower the price and was also conditioned upon the satisfactory completion of due diligence.

        Intermittently over then next couple of months, Parent and the Company corresponded and communicated telephonically with each other on variations of transaction structure and negotiation of the purchase. On July 13, 2003, Mr. Smith and Mr. Silvestri joined several executives and directors of the Company on a conference call and indicated that Parent was unwilling to make an offer based on an equity value in excess of $29.5 million (which is substantially equal to the equity value implied by the Offer). They also indicated that Parent wanted to enter into an exclusivity agreement to move forward with a proposed acquisition.

        On July 30, 2003, the Company's Board of Directors decided that, based upon the progress of discussions to that date, and based upon Parent's assertion that it was unwilling to commit funds to conducting formal due diligence without exclusivity, the Company could proceed with exclusive negotiations with Parent for a limited period of time. As a result, on August 4, 2003, the Company executed a confidentiality and exclusivity agreement with Parent providing for, among other things, a 45-day exclusive negotiation period. Parent then commenced a formal due diligence investigation of the Company. This investigation included conducting meetings with the Company's management, touring the Company's facilities, and reviewing financial and legal documents provided by the Company.

        Over the next two months, legal and financial representatives of the Company and Parent met and communicated telephonically on numerous occasions to discuss and negotiate aspects of the proposed merger and the definitive agreements relating thereto. These negotiations covered all aspects of the transaction, including, among other things, the purchase price of the Shares and Options; the structure of the proposed transaction; the representations and warranties made by the parties; the restrictions on the conduct of the Company's business following execution and delivery of the Merger Agreement; the conditions to completion of the Offer and the Merger; the provisions regarding termination; the details of the superior proposal provisions; the amount, triggers and payment of the termination fee and the consequences of termination; and the delivery and terms of the Tender and Option Agreement and the Stock Option Agreement. At the same time, Parent continued to conduct due diligence on the Company's operations.

        On September 19, 2003, Parent and the Company extended the exclusivity period under the confidentiality and exclusivity agreement to October 1, 2003 and on October 1, 2003, and Parent and the Company further extended the exclusivity period to October 9, 2003.

        On October 10, 2003, the Boards of Directors of the Company, Parent and Purchaser unanimously approved the Merger Agreement in the form presented. Following such approval, during the evening of October 10, 2003, the Merger Agreement and Stock Option Agreement were executed by the Company, Parent and Purchaser and the Tender and Option Agreement was executed by the Company, the shareholders named therein, Parent and Purchaser.

        On October 13, 2003, before the opening of trading on the Nasdaq SmallCap Market, the Company and Parent issued a joint press release announcing the transaction.

12.   Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements.

        Purpose of the Offer and the Merger.    The purpose of the Offer and the Merger is to enable Parent indirectly to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer. The Company will, as of the Effective Time, be an indirect subsidiary of Parent.

  Merger Agreement.

        The following is a summary of certain provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement which is filed with the SEC as an exhibit to the Tender Offer Statement on Schedule TO filed by Parent and Purchaser (the "Schedule TO") and is incorporated herein by reference. Capitalized terms not otherwise defined elsewhere in this Offer to Purchase shall have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined, and copies obtained, as set forth in the last paragraph of Section 9—"Certain Information Concerning Parent and Purchaser" of this Offer to Purchase.

        The Offer.    The Merger Agreement provides that Purchaser will commence the Offer and that upon the terms and subject to prior satisfaction or waiver (to the extent permitted to be waived) of the conditions of the Offer, Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that Purchaser has the right, in its sole discretion, to modify and make certain changes to the terms and conditions of the Offer as described in Section 1—"Terms of the Offer." Parent, Purchaser and the Company agreed that the Share Price was calculated based upon the accuracy of the capitalization representation in the Merger Agreement and that, in the event the number of outstanding Shares exceeds 5,271,926 or the number of Options, exercise prices of Options or stock grants set forth in the disclosure schedule to the Merger Agreement are inaccurately stated, in any manner adverse to Parent or Purchaser, the Share Price will be appropriately adjusted downward. The provisions of this paragraph are not in derogation of the capitalization representation. Notwithstanding the foregoing, there will be no adjustment pursuant to this paragraph with respect to the issuance of Shares upon the exercise of Options disclosed in the disclosure schedule to the Merger Agreement.

        The Company Board.    The Merger Agreement provides that immediately upon the acceptance for payment of and payment for any Shares by Purchaser or any of its affiliates pursuant to the Offer, Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, for the election or appointment to the Company Board as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to the product of (i) the total number of directors on the Company Board (giving effect to any increase in the size of such Board pursuant to the Merger Agreement) and (ii) the percentage that the number of Shares beneficially owned by Purchaser and its affiliates (including Shares so accepted for payment and purchased) bears to the number of Shares then outstanding. In furtherance thereof, concurrently with such acceptance for payment and payment for such Shares, the Company will, upon request of Parent or Purchaser and in compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, use its best efforts to promptly either increase the size of the Company Board or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable such designees of Purchaser to be so elected or appointed to the Company Board, and, subject to applicable law, the Company will take all actions available to the Company to cause such designees of Purchaser to be so elected or appointed. The Merger Agreement provides that at such time, the Company will, if requested by Purchaser and subject to applicable law, also take all action necessary to cause persons designated by Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board (other than any committee of the Board established to take action under the Merger Agreement of the type described in the last sentence of this paragraph or to the extent such appointment would be contrary to applicable law or any exchange on which the Shares are then listed), (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board. Notwithstanding the foregoing, the Company will use its best efforts to ensure that, if Purchaser's designees are elected to the Company Board, such Company Board will have, at all times prior to the Effective Time, at least two directors who are directors on the date of the Merger

Agreement and who are not officers or affiliates of the Company (it being understood that for purposes of this sentence, a director of the Company will not be deemed an affiliate of the Company solely as a result of his or her status as a director of the Company), Parent, Purchaser or any of their affiliates or any of their respective subsidiaries (the "Independent Directors"); and provided further, that, in such event, if the number of Independent Directors is reduced below two for any reason whatsoever the remaining Independent Director may designate an Independent Director to be an Independent Director for purposes of the Merger Agreement or if no Independent Directors then remain, the other directors may designate two persons to fill such vacancies who may not be officers or affiliates of the Company, Parent or any of their respective affiliates, and such persons will be deemed to be Independent Directors for purposes of the Merger Agreement. Subject to applicable law, the Company will promptly take all action reasonably requested by Parent necessary to effect any such election, including furnishing the information required by Section 14(f) of the Exchange Act and Rule 14(f)-1 promulgated thereunder (including furnishing the information to Parent for inclusion in the Offer Documents initially filed with the SEC and distributed to the shareholders of the Company). From and after the time, if any, that Parent's designees constitute a majority of the Company Board and prior to the Effective Time, (i) any amendment of the articles of incorporation or bylaws of the Company or the authorization of any other action ("Other Action") to be taken by the Company under the Merger Agreement (including the consent of the Company pursuant to the Merger), if such amendment or Other Action materially and adversely affects the holders of Shares other than Parent and its affiliates or (ii) any amendment of the Merger Agreement, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser thereunder, any waiver of any of the Company's rights thereunder or any termination of the Merger Agreement by the Company, may be effected only by the action of a majority of the Independent Directors of the Company, which action will be deemed to constitute the action of any committee specifically designated by the Board of Directors of the Company to approve the actions contemplated thereby and the full Board of Directors of the Company; provided, that, if there is no Independent Directors, such actions may be effected by majority vote of the entire Board of Directors of the Company.

        The Merger.    Pursuant to the Merger Agreement and the PBCL, as soon as practicable after the completion of the Offer and the satisfaction or waiver, if permissible, of all conditions, including the purchase of Shares pursuant to the Offer and the approval and adoption of the Merger Agreement by the shareholders of the Company (if required by applicable law), Purchaser will be merged with and into the Company and the Company will be the Surviving Corporation and, as of the Effective Time, an indirect wholly owned subsidiary of Parent. At the election of Parent, with the consent of the Company (which consent will not be unreasonably withheld or delayed), any direct or indirect wholly owned subsidiary of Parent may be substituted for Purchaser as a constituent corporation in the Merger. Notwithstanding the foregoing, with the consent of the Company (which consent will not be unreasonably withheld or delayed), Parent may elect at any time prior to the time that the notice of the meeting of shareholders of the Company to consider approval of the Merger and the Merger Agreement (the "Shareholder Meeting") is first given to the Company's shareholders that instead of merging Purchaser into the Company as hereinabove provided, to merge the Company into Purchaser or another direct or indirect wholly owned subsidiary of Parent. In such event the parties will execute an appropriate amendment to the Merger Agreement in order to reflect the foregoing and to provide that Purchaser or such other subsidiary of Parent will be the Surviving Corporation. At the Effective Time, each issued and outstanding Share, other than Shares held by (A) the Company or any of its subsidiaries, (B) Parent or Purchaser or any of their subsidiaries and (C) shareholders who properly perfect their dissenters' rights under the PBCL, if applicable, will be converted into the right to receive the Merger Consideration or any higher price that may be paid for Shares pursuant to the Offer, without interest. The Company's Articles of Incorporation will become the Articles of Incorporation of the Surviving Corporation, and Purchaser's Bylaws will be the Bylaws of the Surviving Corporation.

        Options.    The Merger Agreement provides that, before the Effective Time, the Company will take such actions as are necessary to cause all options to acquire the Shares outstanding under the Company's stock option plans and other arrangements (each, an "Option", and collectively, the "Options") to become cancelled. At the Effective Time, each Option then outstanding will be cancelled, and each holder thereof will be entitled to receive therefor a payment in cash (subject to any applicable withholding taxes) equal to the product of (i) the number of Shares subject to such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share subject or related to such Option. Such cash payment will be paid immediately prior to the Effective Time. The Company will take all necessary actions to effect the foregoing, to terminate the Company's stock option plans and similar arrangements and to ensure that all Options are cancelled.

        Representations and Warranties.    In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, corporate organization, subsidiaries, capitalization, authority to enter into the Merger Agreement, absence of certain changes or events, filings with the SEC, disclosures in proxy statements and tender offer documents, required consents, no conflicts between the Merger Agreement and applicable laws and certain agreements to which the Company or its assets may be subject, brokers' and finders' fees, statements in the Offer documents, litigation, financial statements, insurance, labor and employment matters, employee benefit plans, tax matters, compliance with applicable laws, intellectual property, environmental matters, material contracts, applicability of state takeover statutes, enforceability of contracts, absence of undisclosed liabilities, title to properties, indemnification claims, products liability, relationships with customers and suppliers, affiliate transactions, absence of questionable payments, the Company Rights Agreement, and excess parachute payments.

        In the Merger Agreement, each of Parent and Purchaser has made customary representations and warranties to the Company with respect to, among other things, corporate organization, authority to enter into the Merger Agreement, required consents, no conflicts between the Merger Agreement and applicable laws and certain agreements to which Parent or Purchaser or their assets may be subject, and disclosures in proxy statements and tender offer documents.

        Interim Operations.    Pursuant to the Merger Agreement, the Company has agreed that, prior to the Effective Time, unless otherwise expressly contemplated by the Merger Agreement or consented to in writing by Parent, it will and will cause each of its subsidiaries to (i) operate its business in the usual and ordinary course consistent with past practices, (ii) use its commercially reasonable best efforts to preserve intact its business organization, maintain its rights and franchises, retain the services of its respective key employees and maintain its relationships with its respective customers and suppliers and others having business dealings with it to the end that its goodwill and ongoing business will be unimpaired at the Effective Time, (iii) use its commercially reasonable best efforts to maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and to maintain supplies and inventories in quantities consistent with its customary business practice; and (iv) use its commercially reasonable best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

        Except as set forth in the disclosure schedule to the Merger Agreement, the Company has agreed that, except as expressly contemplated by the Merger Agreement or otherwise consented to in writing by Parent, from the date of the Merger Agreement until the Effective Time, it will not, and will not permit any of its subsidiaries to (a) (A) increase the compensation (or benefits) payable to or to become payable to any director or employee, except for increases in salary or wages of employees in the ordinary course of business and consistent with past practice; (B) grant any severance or termination pay (other than pursuant to the normal severance policy or practice of the Company or its subsidiaries as disclosed in the disclosure schedule to the Merger Agreement and in effect on the date of the Merger Agreement) to, or enter into or amend in any material respect any employment or severance agreement with, any employee; (C) establish, adopt, enter into or amend any collective bargaining agreement or employee benefit plan of the Company or any of its applicable affiliates; or (D) take any action to accelerate any rights or benefits, or make any determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement or benefit plan of the Company or any of its applicable affiliates; (b) declare, set aside or pay any dividend on, or make any other distribution in respect of (whether in cash, stock or property), outstanding shares of capital stock, except for dividends by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company; (c) redeem, purchase or otherwise acquire, or offer or propose to redeem, purchase or otherwise acquire, any outstanding shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries (other than (A) any such acquisition by the Company or any of its wholly owned subsidiaries directly from any wholly owned subsidiary of the Company in exchange for capital contributions or loans to such subsidiary, or (B) any acquisition, purchase, forfeiture or retirement of Shares or the Options occurring pursuant to the terms (as in effect on the date of the Merger Agreement) of any existing benefit plan of the Company or any of its subsidiaries, in a manner otherwise consistent with the terms of the Merger Agreement); (d) effect any reorganization or recapitalization; or split, combine or reclassify any of the capital stock of, or other equity interests in, the Company or any of its subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of such capital stock or such equity interests; (e) except as contemplated by the Rights Agreement and not in violation of the Merger Agreement, offer, sell, issue or grant, or authorize or propose the offering, sale, issuance or grant of, any shares of capital stock of, or other equity interests in, any securities convertible into or exchangeable for (or accelerate any right to convert or exchange securities for) any shares of capital stock of, or other equity interest in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, or any other voting securities of, the Company or any of its subsidiaries, or any "phantom" stock, "phantom" stock rights, SARs or stock-based performance units, other than issuances of Shares upon the exercise of the Options outstanding at the date of the Merger Agreement in accordance with the terms thereof (as in effect on the date of the Merger Agreement); (f) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets of any other person (other than the purchase of inventories and supplies from suppliers or vendors in the ordinary course of business and consistent with past practice and other than asset acquisitions which do not exceed $25,000 in any individual transaction or $50,000 in the aggregate); (g) sell, lease, exchange or otherwise dispose of, or grant any lien with respect to, any of the properties or assets of the Company or any of its subsidiaries that have a fair market or book value (whichever is greater) of more than $25,000 individually or $50,000 in the aggregate, except for dispositions of excess or obsolete assets and sales of inventories in the ordinary course of business and consistent with past practice; (h) propose or adopt any amendments to its articles of incorporation or bylaws or other organizational documents; (i) effect any change in any accounting methods, principles or practices in effect as of December 31, 2002 affecting the reported consolidated assets, liabilities or results of operations of the Company, except as may be required by a change in generally accepted accounting principles; (j) (A) incur any indebtedness (other than borrowings for working capital purposes under the Company's existing revolving credit facility disclosed in the disclosure schedule to the Merger Agreement), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any such indebtedness or debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the

Company; (k) enter into certain contracts described in the Merger Agreement other than contracts with customers and suppliers for goods or services entered into in the ordinary course of business and consistent with past practices that are not expected to result in payments to or liabilities of the Company and its subsidiaries in excess of $100,000 for any single contract or series of related contracts which are reasonably expected to be performed within 90 days of entry or as permitted by the Merger Agreement; provided, however, that Parent agrees that it will not unreasonably withhold or delay its consent to certain intellectual property licenses described in the Merger Agreement to the extent not permitted by the foregoing; (l) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in its public filings with the SEC since December 31, 2002 (but not in excess of the amount so reflected or reserved) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice; (m) take any of the actions set forth in the Company's Absence of Certain Changes representation and warranty in the Merger Agreement that are not otherwise specified in this paragraph; (n) settle the terms of any material litigation affecting the Company or any of its subsidiaries, including any litigation with shareholders of the Company or involving the Merger Agreement or the Transactions; (o) make or revoke any tax election except in a manner consistent with past practice, change any method of accounting for tax purposes, settle or compromise any material tax liability, or agree to an extension of time of a statute of limitations; (p) make or agree to make any new capital expenditures other than capital expenditures made in the ordinary course of business and consistent with past practices which individually do not exceed $100,000 and which in the aggregate do not exceed $250,000; (q) (A) amend or waive any provisions of the Rights Agreement (other than such amendments as are necessary to accommodate the Merger Agreement and the Transactions) or redeem any Rights or (ii) implement or adopt any other so-called "poison pill," shareholder rights plan or other similar plan; provided, however, that the Company may delay the "Distribution Date" (as defined in the Rights Agreement) as contemplated by the Company Rights Agreement to a date not later than the close of business on the tenth day after the "Stock Acquisition Date" (as defined in the Rights Agreement) without the consent of Parent; or (r) agree in writing or otherwise to take any of the foregoing actions described in subsections (a) though (q) or any action which would make any representation or warranty of the Company in the Merger Agreement, the Tender and Option Agreement or the Stock Option Agreement untrue or incorrect in any material respect or cause any condition described in Section 15 of this Offer to Purchase—"Certain Conditions of the Offer" to be unsatisfied.

        No Solicitation.    In the Merger Agreement, the Company has agreed from and after the date of the Merger Agreement until the Effective Time or earlier termination of the Merger Agreement, neither the Company nor any of its subsidiaries will directly or indirectly initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or the making or submission of any Acquisition Proposal (as defined below) or enter into or maintain or continue discussions or negotiate with any person or group in furtherance of such inquiries or to obtain or induce any person or group to make or submit an Acquisition Proposal or agree to or endorse any Acquisition Proposal or assist or participate in, facilitate or encourage, any effort or attempt by any other person or group to do or seek any of the foregoing or authorize or permit any of its officers, directors or employees or any of its subsidiaries or affiliates or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or any of its subsidiaries to take any such action; provided, however, that nothing contained in the Merger Agreement will prohibit the Company or the Company Board from, prior to the earlier to occur of acceptance for payment of Shares pursuant to the Offer or adoption of the Merger Agreement by the requisite vote of the shareholders of the Company, furnishing information to or entering into discussions or negotiations with any person or entity that makes an unsolicited (i.e. not solicited after the date of the Merger Agreement) written, bona fide Acquisition Proposal that the Company Board determines reasonably and in good faith constitutes or presents a reasonable likelihood of resulting in a Superior Proposal (as defined below), if, and only to the extent that prior to taking such action (other than the negotiation of the confidentiality agreement referred to in the following clause (y) prior to the disclosure of any Company information) the Company (x) delivers to Parent and Purchaser the notice required the Merger Agreement stating that it is taking such action and (y) receives from such person or group an executed confidentiality agreement that is not, in any material respect, less restrictive as to such person or entity than the confidentiality agreement between Parent and the Company and which, in any event, contains customary confidentiality and standstill restrictions and will not contain any exclusivity provisions which would prohibit the Company from complying with its obligations under the Merger Agreement. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 12—"Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements" by any officer, director, employee or affiliate of the Company or any of its subsidiaries or any investment banker, attorney, accountant or other advisor, agent or representative of the Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, will be deemed to be a breach of such covenant by the Company.

        "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by the Merger Agreement) involving the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, or of any Material Business (as defined below) or of any subsidiary or subsidiaries responsible for a Material Business in a single transaction or series of related transactions; (iii) any tender offer (including a self tender offer) or exchange offer that, if consummated, would result in any person or group beneficially owning more than 20% of the outstanding shares of any class of equity securities of the Company or its subsidiaries (or in the case of a person or group which beneficially owns more than 20% of the outstanding shares of any class of equity securities of the Company as of the date hereof, would result in such person or group increasing the percentage or number of shares of such class beneficially owned by such person or group) or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith; (iv) any acquisition of 20% or more of the outstanding Shares or the filing of a registration statement under the Securities Act in connection therewith or any other acquisition or disposition the consummation of which would prevent or materially diminish the benefits to Parent of the Merger; or (v) any public announcement by the Company or any third party of a proposal, plan or intention to do any of the foregoing or of any agreement to engage in any of the foregoing. "Superior Proposal" means any proposal made by one or more third parties (the "bidders") to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction, all the Shares then outstanding or all or substantially all of the assets of the Company and its subsidiaries, for consideration consisting of all cash and for which such bidders have such consideration immediately available and such proposal is not otherwise subject to a financing condition, which the Company Board determines reasonably and in good faith (after receiving a fairness opinion of B&S or another financial advisor of nationally recognized reputation) to be superior to the holders of Shares from a financial point of view (taking into account any changes to the terms of the Merger Agreement and the Offer that have been proposed by Parent in response to such proposal) and to be more favorable to the Company and the holders of Shares (taking into account all financial and strategic considerations, including relevant legal, financial, regulatory and other aspects of such proposal and the third party making such proposal and the conditions and prospects for completion of such proposal) than the Offer, the Merger and the other transactions contemplated by the Merger Agreement taken as a whole. "Material Business"

means any business (or the assets needed to carry out such business) that contributed or represented 20% or more of the net sales, the net income or the assets (including equity securities) of the Company and its subsidiaries taken as a whole.

        Neither the Company Board nor any committee thereof will (i) withdraw, modify in a manner adverse to Parent or Purchaser or fail to make, or propose to withdraw, modify in a manner adverse to Parent or Purchaser or fail to make its approval or recommendation of the Offer or the Merger or of the Tender and Option Agreement, the Merger Agreement and the other Transactions, (ii) except as permitted by the terms of the next paragraph, approve or recommend, or propose to approve or recommend, any Acquisition Proposal, except that nothing will prohibit the Company or the Company Board from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if the Company Board, after consultation with independent legal counsel, determines reasonably and in good faith that the failure to take such action would reasonably be expected to constitute a breach of the fiduciary duty of the Company Board under applicable law (provided that neither the Company Board nor any committee thereof withdraws or modifies, or proposes to withdraw or modify, the approval or recommendation of the Company Board of the Offer or the Merger); (iii) take any action not previously taken to render the provisions of any anti-takeover statute, rule or regulation (including Sections 2538 though 2588, inclusive, of the PBCL) inapplicable to any person (other than Parent, Purchaser or their affiliates) or group or to any Acquisition Proposal, or (iv) cause the Company to accept such Acquisition Proposal and/or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

        Nothing contained in this Section 12—"Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements" shall prohibit the Company or the Company Board from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if the Company Board, after consultation with independent legal counsel (who may be the Company's regularly engaged independent counsel), determines reasonably and in good faith that the failure to take such action would reasonably be expected to constitute a breach of the fiduciary duty of the Company Board under applicable law; provided that neither the Company Board nor any committee thereof withdraws or modifies, or proposes to withdraw or modify, the approval or recommendation of the Company Board of the Offer or the Merger.

        In addition to the obligations of the Company set forth above, the Company will promptly (and in any event, within one business day) advise Parent orally and in writing of any request for information or the submission or receipt after the date of the Merger Agreement of any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making any such request, Acquisition Proposal or inquiry and the Company's response or responses thereto. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. Immediately following the execution of the Merger Agreement, the Company will cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

        Indemnification of the Officers and Directors.    In the Merger Agreement, Parent and Purchaser agreed that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of the Merger Agreement in favor of the current or former directors or officers of the Company and its subsidiaries (including any director or officer of the Company or its subsidiaries acting in their capacity as directors, officers, agents or trustees of any benefit plan for employees of the Company and its subsidiaries) as provided in the Company and/or, if greater, such subsidiaries' respective articles of incorporation or bylaws will survive the Merger and will continue in full force and effect in accordance with their terms for a period of six years from the Effective Time (notwithstanding any subsequent amendment of the respective articles of incorporation or bylaws, provided that any amendment will explicitly retain these rights for these persons). Parent will cause to be purchased, promptly following the date of the first purchase of any Shares by Purchaser pursuant to the Offer, an extension covering a period of six years from the Effective Time for the Company's directors' and officers' insurance and indemnification policy in effect on the date of the Merger Agreement, so long as the aggregate premium to be paid by the Company for such insurance extension would not exceed $168,750.

        The parties to the Merger Agreement agreed that if any claim or claims will, subsequent to the date of the first purchase of any Shares by Purchaser pursuant to the Offer and within six years after the Effective Time, be made in writing against any present or former director or officer of the Company or its subsidiaries based on or arising out of the services of such person prior to the Effective Time in the capacity of such person as a director or officer of the Company or its subsidiaries (and such director or officer will have given Parent written notice of such claim or claims within such six year period), the provisions of preceding paragraph respecting the rights to indemnify the current or former directors or officers under the articles of incorporation and bylaws of the Company and/or its subsidiaries will continue in effect until the final disposition of all such claims.

        Employee Plans and Benefits and Agreements.    Simultaneously with the execution of the Merger Agreement, the Company Board (or, if appropriate, any committee administering the Company's stock option plans) will adopt such resolutions or take such other actions to cancel each outstanding Option and entitle the holders of outstanding Options which are vested and exercisable immediately prior to the Effective Time to receive a payment in cash equal to the product of (i) the number of Shares subject to such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share subject or related to such Option, and thereafter the Board of Directors of the Company (or any such committee) will adopt any such additional resolutions and take such additional actions as are required in furtherance of the foregoing. The amount described in the previous sentence will be paid by the Company immediately before the Effective Time.

        The Company agreed that no further grants of Options will be made under the Company stock option plans or otherwise by the Company after the date of the Merger Agreement, and the provision in any other benefit plan providing for the potential issuance, transfer or grant of any capital stock of the Company or any of its subsidiaries or any interest, or release of restrictions in respect of any capital stock of the Company or any of its subsidiaries will be deleted, and the Company stock options plans will be terminated, as of the Effective Time, and the Company will ensure that following the Effective Time no holder of an Option (whether or not outstanding as of the Effective Time), restricted stock, derivative security, or any participant in any other benefit plan will have any right thereunder to acquire any capital stock of the Company or any of its subsidiaries or the Surviving Corporation. No participant in the Company stock option plans or other holder of Options will be entitled to receive any other payment or benefit thereunder except as provided in the preceding paragraph.

        Except as provided in this paragraph, nothing contained in the Merger Agreement will confer upon any employee of the Company, the Company's applicable affiliates or any of the Company's subsidiaries any right with respect to employment by Parent, Purchaser or any of Parent's subsidiaries or the Surviving Corporation or any of its applicable affiliates, nor will anything in the Merger Agreement interfere with the right of Parent, Purchaser or any of Parent's subsidiaries, or the Surviving Corporation or any of its applicable affiliates, to terminate the employment of any employee who continues employment with the Surviving Corporation or any applicable affiliates after the Effective Time (each, a "continuing employee") at anytime, with or without cause, or except as otherwise expressly provided in the Merger Agreement restrict Parent, Purchaser or any of Parent's subsidiaries in the exercise of their independent business judgment in modifying any other terms and conditions of the employment of any continuing employee. No provision of the Merger Agreement will create any third party beneficiary rights in any continuing employee, any beneficiary or any dependent thereof with respect to the compensation, terms and conditions of employment or benefits that may be provided to any continuing employee by the Surviving Corporation or its affiliates or under any benefit plan which the Surviving Corporation or its affiliates may maintain or cause to be maintained with respect to such continuing employee. Notwithstanding the forgoing, Parent agrees that following the date of the first purchase of any Shares by Purchaser pursuant to the Offer (assuming Purchaser's designees under the Merger Agreement constitute at least a majority of the Company Board) it will use its commercially reasonable best efforts to cause the Company and the Surviving Corporation to comply with the applicable terms and provisions of the agreements listed on the applicable disclosure schedule to the Merger Agreement if such agreements are then in effect. Nothing in the Merger Agreement will require Parent or the Surviving Corporation to continue any particular benefit plan, agreement, policy or arrangement or prevent the amendment or termination thereof; provided, however, that subject to applicable law the Company's employees will receive full credit for prior years of service to the Company under, and will not be subject to any waiting periods under, any benefit plans which Parent or the Surviving Corporation make available to continuing employees.

        Commercially Reasonable Best Efforts.    In the Merger Agreement, subject to the terms and conditions thereof, each of the parties will use commercially reasonably best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as soon as reasonably practicable the transactions contemplated thereby. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, the Stock Option Agreement and the Tender and Option Agreement, the proper officers and directors of each party to the Merger Agreement will take all such necessary action. Such commercially reasonable best efforts will apply to, without limitation, (i) the obtaining of all necessary consents, approvals or waivers from third parties and governmental entities necessary to the consummation of the transactions contemplated by the Merger Agreement and (ii) opposing vigorously any litigation or administrative proceeding relating to the Merger Agreement and the Tender and Option Agreement or the Transactions, including, without limitation, promptly appealing any adverse court or agency order. Notwithstanding the foregoing or any other provisions contained in the Merger Agreement or the Tender and Option Agreement to the contrary, neither Parent nor any of its affiliates will be under any obligation of any kind to (i) enter into any negotiations or to otherwise agree with or litigate against any governmental entity, including but not limited to any governmental or regulatory authority with jurisdiction over the enforcement of any applicable federal, state, local and foreign antitrust, competition or other similar laws, or (ii) otherwise agree with any governmental entity or any other party to sell or otherwise dispose of, agree to any limitations on the ownership or control of, or hold separate (through the establishment of a trust or otherwise) particular assets or categories of assets or businesses of any of the Company, its subsidiaries, Parent or any of Parent's affiliates. Pursuant to the Merger Agreement, the failure to obtain any consents under certain of the agreements listed in the disclosure schedule to the Merger Agreement will not result in the failure to satisfy the consent condition (as described below), except to the extent such agreements are marked with an asterisk (*) thereon.

        Pursuant to the Merger Agreement, the Company will give and make all required and material notices and reports to the appropriate persons with respect to the permits and environmental permits that may be necessary for the sale and purchase of the business and the ownership, operation and use of the assets of the Surviving Corporation by Parent and Purchaser after the Effective Time. Subject to the other terms of the Merger Agreement, each of the Company, Parent and Purchaser will cooperate and use their respective commercially reasonable best efforts to make all filings, to obtain all actions or nonactions, waivers, permits and orders of governmental entities necessary to consummate the transactions contemplated by the Merger Agreement and to take all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity. Each of the parties to the Merger Agreement will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing.

        Pursuant to the Merger Agreement, the Company and Company Board will (i) ensure that no state takeover statute or similar statute, rule or regulation (including Sections 2538 through 2588, inclusive, of the PBCL) is or becomes applicable to the Offer, the Merger, the Merger Agreement, the Tender and Option Agreement or any of the other transactions contemplated by the foregoing and (ii) if any state takeover statute or similar statute, rule or regulation becomes applicable to the Offer, the Merger, the Merger Agreement, the Tender and Option Agreement or any other transactions, ensure that the Offer, the Merger and the other transactions, including the transactions contemplated by the Merger Agreement and the Tender and Option Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and the Tender and Option Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions, including the transactions contemplated by the Merger Agreement, and the Tender and Option Agreement.

        Confidentiality Agreement.    The parties to the Merger Agreement agreed that the provisions of the Confidentiality Agreement will remain binding and in full force and effect in accordance with its terms, except that the ninth (9th) paragraph thereof (regarding non-solicitation) will be superseded by the no solicitation covenant of the Merger Agreement, which is described in Section 12—"Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements" under "—No Solicitation." The parties will comply with, and will cause their respective representatives to comply with, all of their respective obligations under the Confidentiality Agreement until the Effective Time, at which time the Confidentiality Agreement will terminate and be of no further force and effect. Notwithstanding anything in the Merger Agreement (or in the Confidentiality Agreement) to the contrary, any party subject to confidentiality obligations of the Merger Agreement or under any related document (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated in the Merger Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. To the extent not inconsistent with the immediately preceding sentence, this authorization does not extend to disclosure of any other information, including without limitation (a) the identities of participants or potential participants in this transaction, (b) the existence or status of any negotiations, or (c) or any other term or detail, or portion of any documents or other materials, not related to the tax treatment or tax structure of the potential transaction.

        Shareholder Meeting.    The Merger Agreement provides that, to the extent required by applicable law, the Company will promptly after consummation of the Offer take all action necessary in accordance with the PBCL and its Articles of Incorporation and Bylaws to convene the Shareholder Meeting to consider and vote on the Merger and the Merger Agreement. At the Shareholder Meeting, all of the Shares then owned by Parent, Purchaser or any other subsidiary of Parent will be voted to approve the Merger and the Merger Agreement. The Company Board will recommend that the Company's shareholders vote to approve the Merger and the Merger Agreement if such vote is sought, will use its commercially reasonable best efforts to solicit from shareholders of the Company proxies in favor of the Merger and will use its best efforts to take all other action in its judgment necessary and appropriate to secure the vote of shareholders required by the PBCL to effect the Merger.

        The Merger Agreement provides that Parent and Purchaser will not, and they will cause their subsidiaries not to, sell, transfer, assign, encumber or otherwise dispose of the Shares acquired pursuant to the Offer or otherwise prior to the Shareholder Meeting; provided, however, that this paragraph will not apply to the sale, transfer, assignment, encumbrance or other disposition of any or all such Shares in transactions involving solely Parent, Purchaser and/or one or more of their wholly owned subsidiaries. Parent and Purchaser will, or will cause their subsidiaries to, vote any Shares owned by them in favor of the Merger.

        Notwithstanding the two immediately preceding paragraphs, in the event that Purchaser will acquire at least 80% of the Shares, the parties to the Merger Agreement agree to take all necessary and appropriate action to cause the Merger to become effective, in accordance with the PBCL, as soon as reasonably practicable after such acquisition, without a meeting of the shareholders of the Company.

        Conditions to the Merger.    The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions: (i) if required by the PBCL, the Merger Agreement will have been approved by the requisite affirmative vote of the shareholders of the Company in accordance with applicable law, (ii) no statute, rule, regulation, executive order, decree or injunction will have been enacted, entered, promulgated, or enforced by any court or governmental entity which is in effect and has the effect of prohibiting the consummation of the Merger and (iii) (x) in the case of the Company's obligations, all governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated by the Merger Agreement will have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent would not reasonably be expected to subject any officer, director, employee or shareholder of the Company to civil or criminal liability in respect of the failure to obtain such consent, and (y) in the case of Parent's and Purchaser's obligations, (A) all governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated by the Merger Agreement will have been obtained and be in effect at the Effective Time, and (B) there will not be threatened or pending any suit, action, or proceeding by any governmental entity, or by any other person which has a reasonable possibility of success, with respect to the Merger Agreement or the Transactions, except where the failure to obtain any such consent or the existence of any such suit, action or proceeding would not reasonably be expected to (i) have a material adverse effect on the Company or Parent, (ii) materially impede or limit the ownership, operation or use of any of the Company's or any of its subsidiaries' assets or business after the consummation of the Merger, or to compel the Company or Parent or any of their respective subsidiaries or affiliates to dispose of or hold separate any of their businesses or assets as a result of the Offer, the Merger or any of the transactions contemplated by the Merger Agreement, (iii) impose material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer including, without limitation, the right to vote the Shares accepted for payment by it on all matters properly presented to the shareholders of the Company, (iv) prohibit Parent or any of its subsidiaries or affiliates from effectively controlling the businesses of the Company and its subsidiaries in any material respect, or (v) require divestiture by Purchaser or any of its affiliates of any Shares; provided, however, that Parent will be deemed to have waived this condition with respect to any failure to obtain or be in effect any such consent, order or approval or the existence of any such suit, action or proceeding, which failure or existence existed prior to the acceptance for payment by Purchaser of Shares pursuant to the Offer.

        The obligations of Parent and Purchaser to complete the Merger are further subject to the satisfaction or waiver, prior to the Effective Time, of the condition that Purchaser shall have accepted for payment and paid for Shares tendered pursuant to the Offer.

        Termination.    The Merger Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the shareholders of the Company) prior to the Effective Time:

          (a) by mutual written consent duly authorized by the Boards of Directors of the Company, Parent and Purchaser;

          (b) by Parent, Purchaser or the Company if any court of competent jurisdiction or other governmental entity will have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such order, decree or ruling or other action is or will have become nonappealable;

          (c) by Parent or Purchaser, if due to an occurrence or circumstance (except where Parent's or Purchaser's breach of any of their respective obligations under the Merger Agreement is the cause of or directly resulted in such occurrence or circumstance) which would result in the occurrence and continued existence of any of the conditions described in Section 15 of this Offer to Purchase—"Certain Conditions of the Offer," Purchaser will have (i) failed to commence the Offer in accordance with the terms of the Merger Agreement, (ii) terminated the Offer without purchasing any Shares pursuant to the Offer or (iii) failed to accept for payment Shares pursuant to the Offer prior to January 31, 2004;

          (d) by the Company if there will not have been and be continuing a material breach of any representation, warranty, covenant or agreement on the part of the Company, and Purchaser will have (A) failed to commence the Offer in violation of the terms of the Merger Agreement, (B) terminated the Offer without purchasing all the Shares validly tendered and not withdrawn pursuant to the Offer, or (C) failed to accept for payment Shares pursuant to the Offer prior to January 31, 2004;

          (e) by Parent or Purchaser prior to the purchase of Shares pursuant to the Offer, if (i) (x) any representations and warranties of the Company contained in the Merger Agreement which are qualified by materiality will not be true and correct at any time prior to the acceptance for payment of Shares pursuant to the Offer (without regard to any knowledge qualifications therein), (y) the representations and warranties of the Company contained in the Merger Agreement which are not qualified by materiality will not be true and correct in any material respect at any time prior to the acceptance for payment of Shares pursuant to the Offer (without regard to any knowledge qualifications therein) or (z) the representations and warranties of the Company in the Merger Agreement will not be true and correct at any time prior to the acceptance for payment of Shares pursuant to the Offer (determined without regard to any materiality or knowledge qualifications therein) except to the extent any failures of the representations or warranties to be true and correct in the aggregate could not reasonably be expected to have a material adverse effect on the Company (other than to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties will not be true and correct as of such date), or (ii) the Company will not have performed and complied with, in all material respects (without reference to any materiality qualifications therein), each covenant or agreement contained in the Merger Agreement and required to be performed or complied with by it, and which breach, in the case of clause (i) and (ii) above, will not have been cured prior to the earlier of (A) 10 business days following notice of such breach to the Company by Parent or Purchaser and (B) January 31, 2004; provided, however, that the Company will have no right to cure and Parent and Purchaser may immediately terminate the Merger Agreement in the event that such breach by the Company was willful, in the event of a material breach of the no solicitation covenant described in Section 12—"Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements" under "—No Solicitation" (whether or not willful), or in the event that such breach is not reasonably capable of being cured within such period of time or (iii) the Company Board or any committee thereof will have withdrawn, or modified, amended or changed (including by amendment of the Schedule 14D-9 to be filed by the Company on the Date of the Offer) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger, the Merger Agreement or any of the Transactions, or will have approved or recommended to the Company's shareholders an Acquisition Proposal or any other acquisition of Shares other than the Offer and the Merger, or will have adopted any resolutions to effect any of the foregoing or (iv) the Company Board will have failed to publicly reaffirm their approval or recommendation of the Offer, the Merger, the Merger Agreement or any of the Transactions within two business days following Parent's or Purchaser's written request to do so;

          (f) by the Company prior to the purchase of any Shares pursuant to the Offer if (i) there will have been a material breach of any representation or warranty in the Merger Agreement on the part of Parent or Purchaser which materially adversely affects (or materially delays) the consummation of the Offer or the Merger or (ii) Parent or Purchaser will not have performed or complied with, in all material respects (without reference to any materiality qualifications therein), each covenant or agreement contained in the Merger Agreement and required to be performed or complied with by them, and such breach materially adversely affects the Company, its shareholders generally or its employees generally or which materially adversely affects (or materially delays) the consummation of the Offer or the Merger, and which breach, in the case of both clause (i) and clause (ii) above, will not have been cured prior to the earlier of (A) 10 business days following notice of such breach to Parent and Purchaser by the Company and (B) January 31, 2004; provided, however, that Parent and Purchaser will have no right to cure such breach and the Company may immediately terminate the Merger Agreement in the event that such breach by Parent or Purchaser was willful or in the event such breach is not reasonably capable of being cured within such period of time;

          (g) by Parent or Purchaser prior to the purchase of Shares pursuant to the Offer if any person or group (which includes a "person" or "group" as such terms are defined in Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser, any of their affiliates, or any group of which any of them is a member, will have acquired beneficial ownership of more than 20% of the outstanding Shares or will have consummated or entered into a definitive agreement or an agreement in principle with the Company or any of its subsidiaries to consummate an Acquisition Proposal or if any person or group which, prior to the date of the Merger Agreement, had a Schedule 13D or 13G on file with the SEC will have acquired beneficial ownership of additional shares of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, which together with the shares of capital stock of the Company previously beneficially owned by such person or group, constitutes 20% or more of any such class or series, or will have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares) which together with the Shares previously beneficially owned by such person or group, constitutes 20% or more of any such class or series (it being understood that the execution of the Tender and Option Agreement by the Company shareholders that are parties thereto and the performance of their obligations thereunder will not, in itself, be deemed to constitute such an acquisition of beneficial ownership triggering this provision);

          (h) by Parent or Purchaser if the Company or any shareholder party to the Tender and Option Agreement will have breached in any material respect any of its or their obligations under the Tender and Option Agreement and such breach will not have been cured, provided that there will be no right to cure in respect of breaches that are not reasonably capable of cure;

          (i) by Parent or Purchaser due to the occurrence of (x) any of the events or circumstances specified in subsection (c) of Section 15 of this Offer to Purchase—"Certain Conditions of the Offer," which, to the extent curable, is not cured within 60 days, (y) any of the events or circumstances specified in subsection (d) of Section 15 of this Offer to Purchase—"Certain Conditions of the Offer," which, to the extent curable, is not cured within 30 days if involving a governmental entity or 60 days if not involving a governmental entity or (z) any of the events or circumstances specified in subsection (e) of Section 15 of this Offer to Purchase—"Certain Conditions of the Offer," which, to the extent curable, is not cured within 30 days;

          (j) by the Company prior to the purchase of any Shares pursuant to the Offer and not earlier than 5 business days after the Company gives Parent prior written notice if (i) after the date of the Merger Agreement the Company Board will receive an unsolicited bona fide Acquisition Proposal and the Company Board determines reasonably and in good faith (after receiving a fairness opinion of B&S or another financial advisor of nationally recognized standing with respect to the Acquisition Proposal) that the Acquisition Proposal is a Superior Proposal (after considering any changes made to Parent's Offer within the 5 business day notice period); provided, that such Superior Proposal was not solicited by the Company after the date hereof and did not otherwise result from a breach of the provisions described in Section 12—"Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements" under "—No Solicitation"; provided, further, that the Company's ability to terminate the Merger Agreement pursuant to this paragraph is conditioned upon the payment by the Company to Parent of any amounts owed by it pursuant to sections of the Merger Agreement described in Section 12—"Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements" under "—Termination Fee;" or

          (k) by Parent, Purchaser or the Company if the date of the first purchase of any Shares by Purchaser pursuant to the Offer will not have occurred by March 31, 2004.

        In the event of the termination and abandonment of the Merger Agreement pursuant to the provision set forth in this Section 12—"Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements" under "—Termination," the Merger Agreement (except for certain provisions) will become void and have no effect, without any liability on the part of any party or its affiliates, directors, officers or shareholders except as provided in the Merger Agreement. Notwithstanding anything in the Merger Agreement to the contrary, to the extent the Company then owes Parent a Termination Fee (as defined below) at the time of such termination, termination by the Company pursuant to the Merger Agreement will not be effective unless prior to or simultaneously therewith such Termination Fee is paid to Parent.

        Termination Fee.    Except as provided below, all fees and expenses incurred by the parties to the Merger Agreement will be borne solely and entirely by the party which has incurred such fees and expenses. If:

          (i)(x) Parent or Purchaser terminates the Merger Agreement pursuant to subsections (c), (i) or (k) of Section 12 of this Offer to Purchase—"Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements" under "—Termination," or the Company terminates the Merger Agreement pursuant to subsection (d) thereof, in either case, in circumstances when, prior to such termination any third party will have acquired beneficial ownership of 20% or more of the outstanding Shares (or any person or group with a Schedule 13D or 13G on file with the SEC (including the shareholders party to the Tender and Option Agreement except as expressly permitted in that agreement) will have acquired beneficial ownership of additional shares of any class or series of capital stock of the Company (including Shares), through the acquisition of stock, the formation of a group or otherwise, which together with the shares of capital stock of the Company previously beneficially owned by such person or group, constitutes 20% or more of any such class or series, or will have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares) which together with the shares of capital stock of the Company previously beneficially owned by such person or group, constitutes 20% or more of any such class or series (it being understood that the execution of the Tender and Option Agreement by the Company shareholders that are parties thereto and the performance of their obligations thereunder will not, in itself, be deemed to constitute such an acquisition of beneficial ownership triggering this provision)) or will have made or consummated or announced an intention to make or consummate an Acquisition Proposal (or with respect to any proposal that may be existing on the date hereof, not withdrawn such Acquisition Proposal) or (y) Parent or Purchaser terminates the Merger Agreement pursuant to subsection (g) of Section 12 of this Offer to Purchase—"Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements" under "—Termination," and, in any such case described in clauses (x) or (y) in this paragraph, within 12 months after such termination the Company or any of its subsidiaries enters into or publicly announces an intention to enter into a definitive agreement with respect to an Acquisition Proposal, or consummates or publicly announces an intention to consummate an Acquisition Proposal;

          (ii) Parent or Purchaser terminates the Merger Agreement pursuant to (x) clauses (i) or (ii) of subsection (e) of Section 12 of this Offer to Purchase—"Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements" under "—Termination," as a result of a willful and material breach of the Merger Agreement by the Company or any material breach of the no solicitation covenant described in Section 12—"Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements" under "—No Solicitation" (whether or not willful), (y) clauses (iii) or (iv) of subsection (e) of Section 12 of this Offer to Purchase—"Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements" under "—Termination," or (z) subsection (h) of Section 12 of this Offer to Purchase—"Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements" under "—Termination";

          (iii) the Company terminates the Merger Agreement pursuant to subsection (f) of Section 12 of this Offer to Purchase—"Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements" under "—Termination" in circumstances when Parent or Purchaser will also have the right to terminate the Merger Agreement pursuant to the circumstances described in subsections (b)(i) or (b)(ii) of Section 12 of this Offer to Purchase—"Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements" under "—Termination"; or

          (iv) the Company terminates the Agreement pursuant to subsection (j) of Section 12 of this Offer to Purchase—"Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements" under "—Termination."

        then, in each case, the Company will pay to Parent, within two business days following the execution and delivery of such agreement or such occurrence, as the case may be, or prior to or simultaneously with such termination by the Company as contemplated by subsections (b)(i), (b)(iii) or (b)(iv) of Section 12 of this Offer to Purchase—"Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements" under "—Termination," a fee, in cash, of $1.1 million (a "Termination Fee"); provided, that the Company in no event will be obligated to pay more than one such Termination Fee with respect to all such agreements and occurrences and such termination. Any payment required to be made pursuant to this paragraph will be made to Parent by wire transfer of immediately available funds to an account designated by Parent. The provisions of this Section 12—"Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements" under "—Termination Fee" will not derogate from any other rights or remedies which Parent or Purchaser may possess under the Merger Agreement or under applicable law, and the payment of the Termination Fee will not be deemed to constitute liquidated damages.

        Subject to the terms of the Merger Agreement, if a party breaches the Merger Agreement and such breach is not a material and willful breach by the breaching party or a material breach by the Company of the no solicitation covenant described in Section 12—"Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements" under "—No Solicitation" whether or not such breach is willful, the breaching party will not be liable in any amount in excess of the non-breaching party's reasonable costs and expenses incurred in connection with the negotiation and execution of the Merger Agreement and the consummation of the Transactions, including all fees and expenses of counsel, accountants, investment bankers, printers, experts and consultants to the non-breaching party and its affiliates (collectively, the "Expenses"), except to the extent that a Termination Fee is payable pursuant to the preceding paragraph (which will be payable in addition to any amount owing under this paragraph); provided, however, that in no event will Expenses payable pursuant to this paragraph under any circumstances by any party exceed $500,000 in the aggregate.

  Tender and Option Agreement.

        The following is a summary of certain provisions of the Tender and Option Agreement. This summary is not a complete description of the terms and conditions of the Tender and Option Agreement and is qualified in its entirety by reference to the full text of the Tender and Option Agreement which is filed with the SEC as an exhibit to the Schedule TO and is incorporated herein by reference. The Tender and Option Agreement may be examined, and copies obtained, as set forth in Section 9—"Certain Information Concerning Parent and Purchaser" of this Offer to Purchase.

        Pursuant to the Tender and Option Agreement, each Shareholder agreed to validly tender (or cause the record owner of such shares to validly tender) and sell (and not withdraw) Shares to Purchaser pursuant to and in accordance with the terms of the Offer as promptly as reasonably practicable and in any event prior to the tenth business day after commencement of the Offer. With respect to each Shareholder, the Tender and Option Agreement applies to all of the then outstanding Shares beneficially owned by such Shareholder (including the Shares outstanding as of the date of the Tender and Option Agreement and set forth in the Tender and Option Agreement opposite such Certain Shareholder's name). In the event that, notwithstanding the provisions of the first sentence of this paragraph, during the term of the Tender and Option Agreement, any Shares beneficially owned by a Shareholder are for any reason withdrawn from the Offer or are not purchased pursuant to the Offer, such Shares will remain subject to the terms of the Tender and Option Agreement. Each Shareholder acknowledges that Purchaser's obligation to accept for payment and pay for Shares tendered in the Offer is subject to all the terms and conditions of the Offer.

        Each Shareholder (a) agreed that at any annual, special, postponed or adjourned meeting of the shareholders of the Company it will cause the Shares such Shareholder beneficially owns to be counted as present (or absent if requested by Parent or Purchaser) thereat for purposes of establishing a quorum in order to vote or consent and (b) constitute and appoint Parent and Purchaser, or any nominee thereof, with full power of substitution, during and for the term of the Tender and Option Agreement, as his, her or its true and lawful attorney and proxy for and in his, her or its name, place and stead, to vote all the Shares such Shareholder beneficially owns at the time of such vote, at any annual, special, postponed or adjourned meeting of the shareholders of the Company (and this appointment will include the right to sign his or its name (as Shareholder) to any consent, certificate or other document relating to the Company that laws of the Commonwealth of Pennsylvania may require or permit), in the case of both (a) and (b) above, (x) in favor of approval and adoption of the Merger Agreement and approval and adoption of the Merger and the other Transactions and (y) against (1) any Acquisition Proposal, (2) any action or agreement that could reasonably be expected to result in a breach in any respect of any covenant, agreement, representation or warranty of the Company under the Merger Agreement or the Tender and Option Agreement and (3) the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries; (iii) (A) any change in a majority of the persons who constitute the board of directors of the Company or any of its subsidiaries as of the date hereof; (B) any change in the present capitalization of the Company or any amendment of the Company's or any of its subsidiaries' articles or certificate of incorporation or bylaws, as amended to date; (C) any other material change in the Company's or any of its subsidiaries' corporate structure or business; or (D) any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Offer, the Merger and the other transactions contemplated by the Tender and Option Agreement and the Merger Agreement.

        Each Shareholder also granted to Parent and Purchaser an irrevocable option (the "Purchase Option") to purchase for cash, in a manner set forth below, any or all of the Shares (and including Shares acquired after the date of the Tender and Option Agreement by such Shareholder) beneficially owned by the Shareholder at a price (the "Exercise Price") per Share equal to $3.90 per Share. In the event of any stock dividends, stock splits, recapitalizations, combinations, exchanges of shares or the like, the Exercise Price will be appropriately adjusted for the purpose of this paragraph.

        In the event that (i) the Purchase Option has been exercised, in whole or in part with respect to any Shareholder, (ii) the Merger is consummated and (iii) Parent and Purchaser have increased the price per share paid for the Shares in the Merger above the Exercise Price (it being understood that the payment of any amounts pursuant to the exercise of dissenters' rights will not be considered for this purpose), Parent will pay to each Shareholder from whom Parent or Purchaser purchased Purchase Option Shares, within two business days following the Effective Time of the Merger, by certified check or official bank check in immediately available funds or by wire transfer of immediately available funds, as such Shareholder may direct, an amount equal to the excess of (A) the price per share paid for the Shares in the Merger over (B) the Exercise Price of the Shares, purchased by Parent or Purchaser from such Shareholder upon exercise of the Purchase Option.

        Subject to the terms of the Tender and Option Agreement, the Purchase Option may be exercised by Parent or Purchaser, in whole or in part, at any time or from time to time after the occurrence of any Trigger Event (as defined below). The Company will notify Parent promptly in writing of the occurrence of any Trigger Event, it being understood that the giving of such notice by the Company or the Shareholder is not a condition to the right of Parent or Purchaser to exercise the Purchase Option. In the event Parent or Purchaser wishes to exercise the Purchase Option, Parent will deliver to each Shareholder a written notice (an "Exercise Notice") specifying the total number of Shares it wishes to purchase from such Shareholder. Each closing of a purchase of Shares will occur at a place, on a date and at a time designated by Parent or Purchaser in an Exercise Notice delivered at least five business days prior to the date of such closing.

        A "Trigger Event" means any one of the following: (i) the Offer has expired but, due to the failure of the Shareholder in breach of the Tender and Option Agreement to validly tender and not withdraw all of the then outstanding Shares beneficially owned by such Shareholder, Purchaser has not accepted for payment or paid for any Shares pursuant to the Offer or (ii) the Offer has expired and Parent or Purchaser has waived the Minimum Condition and accepted any Shares for purchase pursuant to the Offer.

        If requested by Parent and Purchaser in the Exercise Notice and only if necessary and sufficient to achieve the Minimum Condition (together with other similarly placed Shareholders), such Shareholder will exercise all Options (to the extent exercisable) and other rights (including conversion or exchange rights) beneficially owned by such Shareholder and will sell the Shares acquired pursuant to such exercise to Parent or Purchaser as provided in the Tender and Option Agreement.

        Pursuant to the Tender and Option Agreement, the Company agreed that immediately upon the purchase of any Shares by Purchaser or any of its affiliates pursuant to the Purchase Option, Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Purchaser representation on the Company Board equal to the product of (i) the total number of directors on the Company Board (giving effect to the increase in the size of such Company Board pursuant to this paragraph) and (ii) the percentage that the number of votes represented by Shares beneficially owned by Purchaser and its affiliates (including Shares so purchased pursuant to the Purchase Option) bears to the number of votes represented by Shares then outstanding. In furtherance thereof, the Company covenants to Parent and Purchaser that it and the Company Board will, upon the request of Parent, use their best efforts promptly either to increase the size of the Company Board or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable such designees of Parent to be so elected or appointed to the Company Board, and, subject to applicable law, the Company will take all actions available to the Company to cause such designees of Parent to be so elected or appointed (including by calling a special meeting of its shareholders if so requested by Parent or Purchaser). At such time, the Company will, if requested by Parent, subject to applicable law, also take all action necessary to cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board. Such designees of Purchaser will be assigned to the classes of directors having the latest possible expiration dates for their terms of office at the time of such election.

        The Purchase Option will terminate upon the earliest of: (i) the Effective Time; (ii) termination of the Merger Agreement; or (iii) the exercise in full of the Purchase Option and consummation of the closing with respect thereto. Upon the giving by Parent or Purchaser to a Shareholder of the Exercise Notice and the tender of the aggregate Exercise Price, Parent or Purchaser, as the case may be, subject to applicable law and the conditions of Tender and Option Agreement, will be deemed to be the holder of record of the Shares transferable upon such exercise, notwithstanding that the stock transfer books of the Company are then closed or that certificates representing such Shares have not been actually delivered to Parent.

        Subject to its terms, the Tender and Option Agreement will terminate (a) upon the earlier to occur of (i) the termination of the Purchase Option pursuant to clause (i) of the preceding paragraph, (ii) 90 days after the final closing of the purchase of Shares pursuant to the Tender and Option Agreement, except for certain sections, which will only terminate, if at all, as and when provided therein, or (iii) the termination of the Merger Agreement or (b) by the mutual consent of each Shareholder as to its rights and obligations under the Tender and Option Agreement, the Company Board and the Board of Directors of Parent.

        In order to induce Parent and Purchaser to enter into the Merger Agreement and to consummate the Transactions, Joseph Weiderman and Theodore Schwartz, executive officers of the Company, agreed under the Tender and Option Agreement to, among other things, waive all rights they may have under the Change of Control Agreements, dated January 1, 2001, between the Company and each of Mr. Weiderman and Mr. Schwartz, or any other agreement they may have with the Company, except for miscellaneous benefits granted to or conferred upon either of them by the Company after the date of the Merger Agreement and prior to the Effective Time that will not exceed $25,000 in the aggregate for each individual. Each of Mr. Weiderman and Mr. Schwartz agreed that from the date of acceptance of any Shares pursuant to the Offer or the purchase of any Shares pursuant to the Purchase Option and for five years thereafter, that they will not directly or indirectly, anywhere in the United States, engage in any business which is the same as, similar to, or in competition with the business of the Company and the Surviving Corporation or any of its subsidiaries.

        Further, pursuant to the Tender and Option Agreement, specified shareholders ("Specified Shareholders") of the Company agreed to make an aggregate of $253,695 in incentive payments to Parent in order to induce Parent to consummate the offer. The Tender and Option Agreement provides that for tax and accounting purposes the incentive payments will be treated as a reduction in the cash payments the Specified Shareholders are to receive as payment for their Options pursuant to the Merger Agreement. The aggregate payments that the Specified Shareholders will receive as payment for their Shares and Options pursuant to the Merger Agreement will be $8,666,422, less the incentive payments of $253,695, for aggregate net proceeds of $8,412,727. If Parent or Purchaser fails to purchase any Shares validly tendered and not withdrawn in the Offer by a Specified Shareholder, in accordance with the terms of the Offer and applicable law, or if not so tendered, if Purchaser fails to consummate the Merger and the Merger Agreement shall terminate, Purchaser will be obligated to refund to any Specified Shareholder any such incentive payments that were actually made by such Specified Shareholder (except to the extent such incentive payment is paid in connection with the exercise of the Purchaser Option).

  Confidentiality and Exclusivity Agreement.

        The following is a summary of certain provisions of the Confidentiality and Exclusivity Agreement, dated August 4, 2003, by and between the Company and Parent. This summary is not a complete description of the terms of the Confidentiality and Exclusivity Agreement and is qualified in its entirety by reference to the full text of the Confidentiality and Exclusivity Agreement which is filed with the SEC as an exhibit to the Schedule TO and is incorporated herein by reference. The Confidentiality and Exclusivity Agreement may be examined, and copies obtained, as set forth in the last paragraph of Section 8—"Certain Information Concerning the Company."

        Pursuant to the Confidentiality and Exclusivity Agreement, the Company agreed to share certain confidential information relating to the Company and its operations with Parent; provided, however, the Company had the right to withhold from Parent and its representatives any data or information the sharing of which could have had an adverse competitive impact on the Company or its subsidiaries or could have been damaging to the Company's or any of its subsidiaries' competitive positions. Parent agreed not to disclose to third parties the confidential information provided to it by the Company and to use such information only for the purposes set forth therein. The Confidentiality and Exclusivity Agreement provided that after its execution and for a period of 45 days thereafter (the "Exclusivity Period"), the Company would not, and would cause its subsidiaries, representatives, officers, directors, agents, shareholders or affiliates (all such persons, together with the Company, the "Company Group") not to, initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person other than Parent (a "sale proposal") to acquire all or any significant part of the business and properties, capital stock or capital stock equivalents of the Company or its subsidiaries, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with a sale proposal or enter into any agreement, arrangement, or understanding requiring it to abandon, terminate or fail to consummate any transaction with Parent. On September 19, 2003, the Company and Parent extended the Exclusivity Period to October 1, 2003, and on October 1, 2003, the Exclusivity Period was further extended to October 9, 2003.

  Stock Option Agreement.

        The following is a summary of certain provisions of the Stock Option Agreement, dated as of October 10, 2003, among Parent, Purchaser and the Company (the "Stock Option Agreement"). This summary is not a complete description of the terms of the Stock Option Agreement and is qualified in its entirety by reference to the full text of the Stock Option Agreement which is filed with the SEC as an exhibit to the Schedule TO and is incorporated herein by reference. The Stock Option Agreement may be examined, and copies obtained, as set forth in the last paragraph of Section 9—"Certain Information Concerning Parent and Purchaser."

        Pursuant to the Stock Option Agreement, the Company granted to Purchaser an irrevocable option (the "Top-Up Stock Option") to purchase that number of authorized but unissued Shares (the "Top-Up Option Shares") equal to the number of Shares that, when added to the number of Shares owned by Purchaser and Parent immediately following consummation of the Offer, will constitute 80.01% of the Fully Diluted Shares (assuming the issuance of the Top-Up Option Shares) at a purchase price per Top-Up Option Share equal to the Offer Price; provided, however, that in no event will Purchaser have the right under the Stock Option Agreement to purchase a number of Shares that exceeds 19.9% of the outstanding Shares on the date of the Stock Option Agreement.

        Purchaser may, at its election and in its sole discretion, exercise the Top-Up Stock Option pursuant to the terms of the Stock Option Agreement at any time after the occurrence of a Top-Up Exercise Event (as defined below) and prior to the Top-Up Termination Date (as defined below). A "Top-Up Exercise Event" will occur for purposes of the Stock Option Agreement upon Purchaser's payment for Shares that were purchased pursuant to the Offer constituting, together with any Shares owned directly or indirectly by Parent and Purchaser, more than 70% but less than 80.01% of the Shares then outstanding. The "Top-Up Termination Date" will occur for purposes of the Stock Option Agreement upon the earlier to occur of: (i) the Effective Time and (ii) the termination of the Merger Agreement.

        In the event Purchaser wishes to exercise the Top-Up Stock Option, Purchaser will send to the Company a written notice (a "Top-Up Exercise Notice," the date of which notice is referred to in the Stock Option Agreement as the "Top-Up Notice Date") specifying the denominations of the certificate or certificates evidencing the Top-Up Option Shares which Purchaser wishes to receive, the place for the closing of the purchase and sale pursuant to the Top-Up Stock Option and a date not earlier than one business day nor later than ten business days after the Top-Up Notice Date for such closing. The Company will, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Purchaser confirming the number of Top-Up Option Shares and the aggregate purchase price therefor.

  Employment Agreements with Officers of the Company.

        In connection with the execution of the Merger Agreement, Gregory Weiderman, Paul L. Spiese and Francis E. Wellock, Jr. entered into employment agreements with Purchaser. In accordance with the terms of their employment agreements, upon the Merger, Messrs. Weiderman, Spiese and Wellock, Jr. will serve as the Controller, Director of Manufacturing and Director of Operations, respectively, for the Surviving Corporation for a term of two years following the date of the Merger. Messrs. Weiderman, Spiese and Wellock, Jr. will be paid an annual salary of $89,000, $144,500 and $145,000, respectively, plus they will be eligible for target bonuses of approximately $20,000, $50,000 and $60,000, respectively, based upon specified performance targets. In their employment agreements, Messrs. Weiderman, Spiese and Wellock, Jr. agreed that from the date of the Merger Agreement, during the term of their employment agreements and for a period of two years thereafter, they will not directly or indirectly, anywhere in the United States, engage in any business which is the same as, similar to, or in competition with the business of the Company or the Surviving Corporation or any of their subsidiaries. Pursuant to their respective employment agreements with Purchaser, Messrs. Weiderman, Spiese and Wellock, Jr. agreed to waive any rights or benefits they may have under their respective change of control agreements that each of them entered into with the Company on January 1, 2001 that could result from the consummation of the Offer, the Merger or the other Transactions, and agreed that the consummation of the Offer shall not constitute a "Change in Control" of the Company under the change of control agreements.

13.   Plans for the Company; Other Matters.

        Plans for the Company.    Based on a preliminary review of the Company's operations, it is currently expected that, initially following the Merger, the business and operations of the Company will generally continue as they are currently being conducted, and Parent will combine the Pro Master Metals business unit of its subsidiary, Amerimax Home Products, Inc., with the business of the Company. Parent will continue to evaluate all aspects of the business, operations, capitalization and management of the Company during the pendency of the Offer. If, as and to the extent that Purchaser acquires control of the Company, Parent and Purchaser will complete such evaluation and review of the Company and will determine what, if any, changes would be desirable in light of the circumstances and the strategic business portfolio which then exist. Such changes could include, among other things, restructuring the Company through changes in the Company's business, corporate structure, articles of incorporation, by-laws, capitalization or management or involve consolidating and streamlining certain operations and reorganizing other businesses and operations.

        Assuming the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Parent intends to promptly exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the Company Board. See Section 12—"Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements." Parent presently intends to exercise its rights by causing Company to elect to the Company Board its designees, selected from among the individuals (who are currently officers or directors of Parent) identified in Schedule I hereto and in the Schedule 14D-9 filed by the Company on the date of this Offer to Purchase. The Merger Agreement also provides that the directors of Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation at and after the Effective Time. Purchaser or an affiliate of Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions or otherwise, upon such terms and at such prices as it will determine, which may be more or less than the price paid in the Offer. Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

        Except as disclosed in this Offer to Purchase, and except as may be effected in connection with the integration of operations and after the consideration of strategic alternatives referred to above, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Company Board.

        Shareholder Approval.    Under the PBCL and the Company's Articles of Incorporation, the approval of the Company Board and the affirmative vote by the holders of a majority of the total number votes cast at a meeting of the Company's shareholders at which a quorum is present are required to adopt and approve the Merger Agreement and the Merger. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger and the Merger Agreement by the Company's shareholders in accordance with the PBCL. In addition, the Company has represented that the affirmative vote of the holders of a majority of the votes cast by the holders of Shares with each Share entitled to one vote per share is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the Transactions, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the PBCL described below (in which case no further corporate action by the shareholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of the votes cast by the holders of Shares with each Share entitled to one vote per share. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by Parent, Purchaser or any of Parent's other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement.

        Short-Form Merger.    Section 1924(b)(l)(ii) of the PBCL provides that, if a corporation owns at least 80% of the outstanding shares of each class of a subsidiary corporation immediately prior to the adoption of a plan of merger and at all times thereafter prior to the Effective Time, the corporation holding such shares may either merge such subsidiary into itself or merge itself into such other corporation, in either case, without any action or vote on the part of the board of directors or the shareholders of such other corporation (a "short-form merger"). In the event that Purchaser acquires in the aggregate at least 80% of the outstanding Shares pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any further approval of the Company Board or the shareholders of the Company, subject to compliance with the provisions of Section 1924(b)(1) of the PBCL. Even if Purchaser does not own 80% of the Shares following the consummation of the Offer, Purchaser could seek to purchase additional Shares in the open market or otherwise in order to reach the 80% threshold and employ a short-form merger. The consideration paid for any Shares so acquired in open market purchases may be greater or less than that paid in the Offer. The Merger Agreement provides that Parent and Purchaser will effect a short-form merger, if permitted to do so under the PBCL, pursuant to which Purchaser will be merged with the Company.

        Dissenters' Rights.    Shareholders do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, shareholders may have certain rights pursuant to the provisions of Subchapter 15D of the PBCL or any successor or replacement provision to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. The shareholders will only be entitled to dissenters' rights in the Merger if (i) as a result of the Offer Purchaser effects a short-form merger or (ii) prior to the Merger, the Shares are no longer listed on the Nasdaq SmallCap Market or other securities exchange and the Shares are held beneficially and of record by less than 2,000 persons. If the statutory procedures are complied with and dissenters' rights are applicable, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting shareholders. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the Merger Consideration or the market value of the Shares, including asset values and the investment value of the Shares. The fair value so determined could be more or less than the per Share Merger Consideration.

        In circumstances in which dissenters' rights are applicable, if any shareholder who demands appraisal but fails to perfect, or effectively withdraws or loses his right to appraisal and payment, as in accordance with the procedures of Subchapter 15D of the PBCL, the Shares of such shareholder will be converted into the per Share Merger Consideration in accordance with the Merger Agreement.

        The foregoing discussion is not a complete statement of law pertaining to dissenters' rights under the PBCL and is qualified in its entirety by the full text of Subchapter 15D of the PBCL.

        Failure to follow the steps required by subchapter 15D of the PBCL for perfecting dissenters' rights may result in loss of such rights. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the PBCL.

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one year following consummation of the Offer and in the Merger shareholders would receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such a transaction, be filed with the SEC and disclosed to minority shareholders prior to consummation of the transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration, although Parent has no current intention to do so prior to the Effective Time. See Section 7—"Effect of the Offer on the Market for Common Shares, Share Quotation; Exchange Act Registration; Margin Regulations." if such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

14.   Dividends and Distributions.

        The Merger Agreement provides that between the date of the Merger Agreement and the Effective Time, the Company may not (i) declare, set aside or pay any dividend on, or make any other distribution in respect of (whether in cash, stock or property), outstanding shares of capital stock, except for dividends by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company; (ii) redeem, purchase or otherwise acquire, or offer or propose to redeem, purchase or otherwise acquire, any outstanding shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries (other than (a) any such acquisition by the Company or any of its wholly owned subsidiaries directly from any wholly owned subsidiary of the Company in exchange for capital contributions or loans to such subsidiary, or (b) any acquisition, purchase, forfeiture or retirement of Shares or Options occurring pursuant to the terms (as in effect on the date of the Merger Agreement) of any existing benefit plan of the Company or any of its subsidiaries, in a manner otherwise consistent with the terms of the Merger Agreement); (iii) effect any reorganization or recapitalization; or split, combine or reclassify any of the capital stock of, or other equity interests in, the Company or any of its subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of such capital stock or such equity interests; or (iv) except as contemplated by the Rights Agreement and not in violation of the Merger Agreement, offer, sell, issue or grant, or authorize or propose the offering, sale, issuance or grant of, any shares of capital stock of, or other equity interests in, any securities convertible into or exchangeable for (or accelerate any right to convert or exchange securities for) any shares of capital stock of, or other equity interest in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, or any other voting securities of, the Company or any of its subsidiaries, or any "phantom" stock, "phantom" stock rights, SARs or stock-based performance units, other than issuances of Shares upon the exercise of the Options outstanding at the date of the Merger Agreement in accordance with the terms thereof (as in effect on the date of the Merger Agreement).

15.   Certain Conditions of the Offer.

        Notwithstanding any other provision of the Offer or the Merger Agreement, in addition to (and not in limitation of) Purchaser's rights pursuant to the Merger Agreement to extend and amend the Offer in accordance with the Merger Agreement, Purchaser will not be required to accept for payment or, subject to Rule 14e-1(c) of the Exchange Act, pay for and may delay the acceptance for payment of or, subject to Rule 14e-1(c) of the Exchange Act, the payment for, any Shares not theretofore accepted for payment or paid for, and Purchaser may terminate or amend the Offer (subject to the terms of the Merger Agreement) if in the sole judgment of Purchaser (i) the Minimum Condition shall not have been satisfied or (ii) at any time on or after the date of the Merger Agreement and prior to the time of acceptance of such Shares for payment or the payment therefor, any of the following conditions has occurred and continues to exist:

          (a)(x) any representations and warranties of the Company in the Merger Agreement which are qualified by materiality will not be true and correct (determined without regard to any knowledge qualifications therein) as of such time, (y) the representations and warranties of the Company in the Merger Agreement which are not qualified by materiality will not be true and correct (determined without regard to any knowledge qualifications therein) in any material respect, as of such time or (z) the representations and warranties of the Company in the Merger Agreement will not be true and correct (determined without regard to any materiality or knowledge qualifications therein), as of such time, except to the extent the failure of any representations or warranties to be true and correct in the aggregate could not reasonably be expected to have a material adverse effect on the Company, (other than to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties will not be true and correct as of such date) and which breach or breaches will not have been cured prior to the earlier of (i) 10 business days following notice of such breach and (ii) January 31, 2004; provided, however, that the Company will have no right to cure such breach in the event that such breach by the Company was willful or in the event such breach is not reasonably capable of being cured within such period of time;

          (b) the Company will not have performed and complied with, in all material respects (without reference to any materiality qualifications therein), each covenant or agreement contained in the Agreement and required to be performed or complied with by it and which breach will not have been cured prior to the earlier of (i) 10 business days following notice of such breach and (ii) January 31, 2004; provided, however, that the Company will have no right to cure such breach in the event that such breach by the Company was willful, if such breach involves a material breach of the provision described in Section 12—"Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements" under "—No Solicitation" (whether or not such breach was willful) or in the event such breach is not reasonably capable of being cured within such period of time;

          (c) there will have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange (excluding any coordinated trading halt triggered as a result of a specified decrease in a market index), (ii) any material adverse change in the financial markets in the United States, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States by any governmental entity, (iv) any mandatory limitation, by any governmental entity on, or other event that materially affects, the extension of credit by banks or other lending institutions, (v) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States which could reasonably be expected to have a material adverse effect on the Company or materially adversely affect or delay the consummation of the Offer, (vi) in the case of any of the foregoing existing on the date of the Merger Agreement, a material acceleration or worsening thereof, or (vii) a decline in the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 25%, measured from the close of business on the date of the Merger Agreement;

          (d) there will be threatened or pending any suit, action, or proceeding by any governmental entity, or there will be pending any suit, action or proceeding by any other person which has a reasonable possibility of success, (i) challenging the acquisition by Parent or Purchaser of the Shares, seeking to make illegal, materially delay, make materially more costly or otherwise directly or indirectly restrain or prohibit the making or consummation of the Offer and the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the

  Company and its subsidiaries taken as whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries or affiliates of any of the businesses or assets of the Company, Parent or any of their respective subsidiaries or affiliates, or to compel the Company, Parent or any of their respective subsidiaries or affiliates to dispose of or hold separate any of the material businesses or assets of the Company, Parent or any of their respective subsidiaries or affiliates, as a result of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (iii) seeking to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer including, without limitation, the right to vote the Shares accepted for payment by it on all matters properly presented to the shareholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries or affiliates from effectively controlling in any material respect the business or operations of the Company or its subsidiaries, (v) requiring divestiture by Purchaser or any of its affiliates of any Shares or (vi) which otherwise could reasonably be expected to have a material adverse effect on the Company or Parent;

          (e) there will be any statute, rule, regulation, judgment, order or injunction (including with respect to competition or antitrust matters) enacted, entered, enforced, promulgated or issued, or any statute, rule or regulation which has been proposed by the relevant legislative or regulatory body and is reasonably likely to be enacted, with respect to or deemed applicable to, or any material consent or approval withheld or any other action will be taken with respect to (i) Parent, the Company or any of their respective subsidiaries or affiliates or (ii) the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement by any governmental entity or court, that has resulted or could reasonably be expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) though (vi) of the immediately preceding paragraph;

          (f) (i) the Company Board or any other committee thereof will have (A) withdrawn, or modified, amended or changed (including by amendment of the Schedule 14D-9 filed by the Company on the date of commencement of the Offer) in a manner materially adverse to Parent or Purchaser; its approval or recommendation of the Offer, the Merger Agreement and the Merger or any of the other transactions contemplated by the Merger Agreement, (B) approved or recommended to the Company's shareholders an Acquisition Proposal or any other acquisition of Shares other than the Offer and the Merger, or (C) adopted any resolution to effect any of the foregoing, or (ii) the Company Board will have failed to publicly reaffirm their approval or recommendation of the Offer, the Merger, the Merger Agreement or the Transactions within two business days following Parent's or Purchaser's written request to do so;

          (g) the Merger Agreement will have been terminated in accordance with its terms;

          (h) any person or group (which includes a "person" or "group" as such terms are defined in Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser, any of their affiliates, or any group of which any of them is a member, will have acquired beneficial ownership of more than 20% of the outstanding Shares or will have consummated or entered into a definitive agreement or an agreement in principle with the Company or any of its subsidiaries to consummate an Acquisition Proposal or if any person or group which, prior to the date of the Merger Agreement, had a Schedule 13D or 13G on file with the SEC will have acquired beneficial ownership of additional shares of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, which together with the shares of capital stock of the Company previously beneficially owned by such person or group, constitutes 20% or more of any such class or series, or will have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares) which together with the shares of capital stock of the Company previously beneficially owned by such person or group, constitutes 20% or more of any such class or series (it being understood that the execution of the Tender and Option Agreement by the Company shareholders that are parties thereto will not, in itself, be deemed to constitute such an acquisition of beneficial ownership triggering this provision);

          (i) the Company or any shareholder will have breached in any material respect any of its or their obligations under the Tender and Option Agreement;

          (j) (i) all consents and approvals of and notices to or filings with governmental entities and third parties required in connection with the Offer, the Merger and any of the other transactions contemplated by the Merger Agreement will not have been obtained or made other than those the absence of which, individually or in the aggregate, would not have a material adverse effect or prevent or materially delay consummation of any of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, or (ii) all consents and approvals of third parties required in connection with the Offer, the Merger and any of the other transactions contemplated by the Merger Agreement and listed on Section 3.7 of the disclosure schedule to the Merger Agreement and marked with an asterisk (*) thereon will not have been obtained or made;

        which, in the sole judgment of Purchaser, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates not in violation of the Merger Agreement), makes it inadvisable to proceed with the Offer or with such acceptance for payment, purchase of, or payment for Shares.

        A "material adverse effect" under the Merger Agreement means (i) any adverse change or effect in the condition (financial or otherwise), assets (including intangible assets), liabilities, business, properties, or results of operations of a specified person or its subsidiaries, which change or effect is material, individually or in the aggregate with any other changes or effects, to the specified person and its subsidiaries taken as a whole, or (ii) any event, matter, condition or effect which materially impairs the ability of a specified person to perform on a timely basis its obligations under the Merger Agreement, the Tender and Option Agreement, or the consummation of the Transactions; provided that in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has been or will be, a material adverse effect on the Company: (a) any change in the Company's stock price or trading volume, in and of itself (but not any change or effect underlying such decrease to the extent such change or effect would otherwise constitute a material adverse effect on the Company); or (b) any change, event, circumstance or effect that results from changes affecting the United States economy or the Company's industry generally, which change, event, circumstance or effect does not disproportionately affect the Company in any material respect.

16.   Certain Legal Matters and Regulatory Approvals.

        General.    Except as described in this Section 16, based on a review of publicly available filings made by the Company with the SEC and other publicly available information concerning the Company, neither Parent nor Purchaser is aware of any license or regulatory permit that is material to the business of the Company and its subsidiaries, taken as a whole, and is likely to be adversely affected by the acquisition of Shares by Parent or Purchaser pursuant to the Offer, the Merger or otherwise, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise, except for those approvals and actions which Parent and Purchaser presently expect to obtain. To the extent that any such approval or other action is required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below. While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, will be obtained or will be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 15—"Certain Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to governmental actions.

        The Company is incorporated under the laws of Pennsylvania. The Pennsylvania Takeover Disclosure Law ("PTDL") purports to regulate certain attempts to acquire a corporation which (1) is organized under the laws of Pennsylvania or (2) has its principal place of business and substantial assets located in Pennsylvania. In Crane Co. v. Lam, the United States District Court for the Eastern District of Pennsylvania preliminarily enjoined, on grounds arising under the United States Constitution, enforcement of at least the portion of the PTDL involving the pre-offer waiting period thereunder. Section 8(a) of the PTDL provides an exemption for any offer to purchase securities as to which the board of directors of the target company recommends acceptance to its shareholders, if at the time such recommendation is first communicated to shareholders the offeror files with the Pennsylvania Securities Commission ("PSC") a copy of the Schedule TO and certain other information and materials, including an undertaking to notify shareholders of the target company that a notice has been filed with the PSC which contains substantial additional information about the offering and which is available for inspection at the PSC's principal office during business hours. The Company Board has unanimously approved the transactions contemplated by the Merger Agreement and recommended acceptance of the Offer and the Merger to the Company's shareholders. While reserving and not waiving its right to challenge the validity of the PTDL or its applicability to the Offer, Purchaser is making a Section 8(a) filing with the PSC in order to qualify for the exemption from the PTDL. Pursuant to Section 10 of the PTDL, Purchaser will submit the appropriate $100 notice filing fee along with the Section 8(a) filing. Additional information about the Offer has been filed with the PSC pursuant to the PTDL and should be available for inspection at the PSC's office at Eastgate Office Building, 2nd Floor, 1010 North 7th Street, Harrisburg, PA 17102-1410 during business hours.

        Chapter 25 of the PBCL contains other provisions relating generally to takeovers and acquisitions of certain publicly owned Pennsylvania corporations such as the Company that have a class or series of shares entitled to vote generally in the election of directors of a corporation registered under the Exchange Act (a "registered corporation"). The following discussion is a general and highly abbreviated summary of certain features of such chapter, is not intended to be complete or to completely address potentially applicable exceptions or exemptions, and is qualified in its entirety by reference to Chapter 25 of the PBCL.

        In addition to other provisions not applicable to the Offer or the Merger, Subchapter 25D of the PBCL includes provisions requiring approval of a merger of a registered corporation with an "interested shareholder" in which the "interested shareholder" is treated differently from other shareholders, by the affirmative vote of the shareholders entitled to cast at least a majority of the votes that all shareholders other than the interested shareholder are entitled to cast with respect to the transaction without counting the votes of the interested shareholder. This disinterested shareholder approval requirement is not applicable to a transaction (i) approved by a majority of disinterested directors, (ii) in which the consideration to be received by shareholders is not less than the highest amount paid by the interested shareholder in acquiring his shares, or (iii) effected without submitting the merger to a vote of shareholders as permitted in Section 1924(b)(1)(ii) of the PBCL. Purchaser currently believes that the disinterested shareholder approval requirement of Subchapter 25D will not be applicable to the contemplated Merger because of prior approval of the Merger by disinterested members of the Company Board.

        Subchapter 25E of the PBCL provides that, in the event that Purchaser (or a group of related persons, or any other person or group of related persons) were to acquire Shares representing at least 20% of the voting power of the Company, in connection with the Offer or otherwise (a "Control Transaction"), shareholders of the Company would have the right to demand "fair value" of such shareholders' Shares and to be paid such fair value upon compliance with the requirements of Subchapter 25E. Under Subchapter 25E, "fair value" may not be less than the highest price per share paid by the controlling person or group at any time during the 90-day period ending on and including the date of the Control Transaction, plus an increment, if any, representing any value, including, without limitation, any proportion of value payable for acquisition of control of the Company, that may not be reflected in such price. The Company has opted out of Subchapter 25E in its Bylaws and has represented to Parent and Purchaser that Subchapter 25E is not applicable to the transactions contemplated by the Merger Agreement.

        Subchapter 25F of the PBCL prohibits under certain circumstances certain "business combinations," including mergers and sales or pledges of significant assets, of a registered corporation with an "interested shareholder" for a period of five years. Subchapter 25F exempts, among other things, business combinations approved by the board of directors prior to a shareholder becoming an interested shareholder and transactions with interested shareholders who beneficially owned shares with at least 15% of the total voting power of a corporation on March 23, 1988 and remain so to the share acquisition date. The Company has represented to Parent and Purchaser that Subchapter 25F is not applicable to the contemplated Merger.

        Subchapter 25G of the PBCL, relating to "control-share acquisitions," prevents under certain circumstances the owner of a control-share block of shares of a registered corporation from voting such shares unless a majority of both the "disinterested" shares and all voting shares approve such voting rights. Failure to obtain such approval may result in a forced sale by the control-share owner of the control-share block to the corporation at a possible loss. The Company has opted out of Subchapter 25G in its Bylaws and has represented to Parent and Purchaser that Subchapter 25G is not applicable to the transactions contemplated by the Merger Agreement.

        Subchapter 25H of the PBCL, relating to disgorgement by certain controlling shareholders of a registered corporation following attempts to acquire control, provides that under certain circumstances any profit realized by a controlling person from the disposition of shares of the corporation to any person (including to the corporation under Subchapter 25G or otherwise) will be recoverable by the corporation. The Company has opted out of Subchapter 25H in its Bylaws and has represented to

Parent and Purchaser that Subchapter 25H is not applicable to the transactions contemplated by the Merger Agreement.

        Subchapter 25I of the PBCL entitles "eligible employees" of a registered corporation to a lump sum payment of severance compensation under certain circumstances if the employee is terminated, other than for willful misconduct, within 90 days before voting rights lost as a result of a control-share acquisition are restored by a vote of disinterested shareholders. Subchapter 25J of the PBCL provides protection against termination or impairment under certain circumstances of "covered labor contracts" of a registered corporation as a result of a "business combination transaction" if the business operation to which the covered labor contract relates was owned by the registered corporation at the time voting rights are restored by shareholder vote after a control-share acquisition. The Company has represented to Parent and Purchaser that Subchapters 25I and 25J are not applicable to the transactions contemplated by the Merger Agreement.

        Section 2504 of the PBCL provides that the applicability of Chapter 25 of the PBCL to a registered corporation having a class or series of shares entitled to vote generally in the election of directors registered under the Exchange Act or otherwise satisfying the definition of a registered corporation under Section 2502(1) of the PBCL will terminate immediately upon the termination of the status of the corporation as a registered corporation. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration, although Parent has no current intention to do so prior to the Effective Time.

        A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, shareholders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

        Purchaser does not believe that the antitakeover laws and regulations of any state other than the Commonwealth of Pennsylvania will by their terms apply to the Offer, and, except as set forth above with respect to the PBCL and the PTDL, Purchaser has not attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 15—"Certain Conditions of the Offer."

        The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted antitakeover laws. If any state takeover statute or similar statute, rule or regulation (Pennsylvania or otherwise) becomes applicable to the Offer, the Merger, the Merger Agreement, the Tender and Option Agreement or any other Transaction, the Company and its Board of Directors will use commercially reasonable best efforts to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and the Tender and Option Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other Transactions.

        Antitrust.    Parent does not believe that any pre-merger antitrust filings are required with respect to the Offer or the Merger under Antitrust Laws (defined below), including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the United States Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. Even though there is no explicit filing or notice requirements pursuant to Antitrust Laws required in connection with the Offer, the Merger and the Merger Agreement, there can be no assurances that the Antitrust Division or the FTC will not commence an independent investigation or action to review, postpone or prevent the Offer or the Merger.

        The FTC and the Antitrust Division frequently scrutinize the legality under the Antitrust Laws of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of publicly available information provided by the Company relating to the businesses in which the Company and its subsidiaries are engaged, Parent believes that the acquisition of Shares by Purchaser will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. Purchaser will not accept for payment Shares tendered pursuant to the Offer if a government or governmental authority threatens or institutes an action or proceeding which challenges or seeks to make illegal, delay, restrain or prohibit Purchaser from making the Offer for or purchasing the Shares. See Section 15 for certain conditions of the Offer, including conditions with respect to litigation and certain government actions.

        As used in this Offer to Purchase, "Antitrust Laws" will mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

17.   Fees and Expenses.

        Purchaser and Parent have retained D.F. King & Co., Inc. to serve as the Information Agent and JPMorgan Chase Bank to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, facsimile, telex, telegraph and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection with their services, including certain liabilities under the Federal securities laws.

        Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

18.   Miscellaneous.

        The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

        No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        Purchaser and Parent have filed with the SEC the Schedule TO pursuant to Section 14(d)(l) of the Exchange Act and Rule 14d-3 promulgated thereunder, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the SEC the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act and the Information Statement pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, setting forth its recommendation with respect to the Offer and the reasons for its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner set forth in Section 8—"Certain Information Concerning the Company" of this Offer to Purchase. Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of Parent, Purchaser, the Company or any of their respective subsidiaries since the date any information is furnished or the date of this Offer to Purchase.

AMERIMAX PENNSYLVANIA, INC.

October 20, 2003

SCHEDULE I
INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF
AMERIMAX PENNSYLVANIA, INC.,
AMERIMAX FABRICATED PRODUCTS, INC. AND EURAMAX
INTERNATIONAL, INC.

        1. Directors and Executive Officers of Amerimax Pennsylvania, Inc.    The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Amerimax Pennsylvania, Inc. Each such person is a citizen of the United States of America, unless otherwise noted, and the business address of each such person is 5445 Triangle Parkway, Suite 350, Norcross, Georgia 30092. The telephone number at this address is (770) 449-7066.

Name and Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
J. David Smith	Director, President and Chief Executive Officer of Amerimax Pennsylvania, Inc. since October 2003. Chief Executive Officer and a Director of Amerimax Pennsylvania, Inc.'s ultimate parent company, Euramax International, Inc., since September 1996. In March 2002, Mr. Smith was named Chairman of Euramax International, Inc.'s Board of Directors.
Mitchell B. Lewis
Executive Vice President of Amerimax Pennsylvania, Inc. since October 2003. Executive Vice President of Amerimax Pennsylvania, Inc.'s ultimate parent company, Euramax International, Inc., since October 1998. Corporate Development Director of Euramax International, Inc. from June 1998 to October 1998. Group Vice President of Euramax International, Inc.'s subsidiaries, Amerimax Building Products, Inc. and Fabral, Inc. since 1997.
R. Scott Vansant
Director, Vice President, Chief Financial Officer, Treasurer, and Secretary of Amerimax Pennsylvania, Inc. since October 2003. Chief Financial Officer of Amerimax Pennsylvania, Inc.'s ultimate parent company, Euramax International, Inc., since July 1998 and Vice President and Secretary since September 1996.

        2. Directors and Executive Officers of Amerimax Fabricated Products, Inc., the Sole Shareholder of Amerimax Pennsylvania, Inc.    The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Amerimax Fabricated Products, Inc. Each such person is a citizen of the United States of America, unless otherwise noted, and the business address and telephone number of each such person is 5445 Triangle Parkway, Suite 350, Norcross, Georgia 30092. The telephone number at this address is (770) 449-7066.

Name and Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
J. David Smith	Director, President and Chief Executive Officer of Amerimax Fabricated Products, Inc. Chief Executive Officer and a Director of Euramax International, Inc. since September 1996. In March 2002, Mr. Smith was named Chairman of Euramax International, Inc.'s Board of Directors.
Mitchell B. Lewis
Executive Vice President of Amerimax Fabricated Products, Inc. Executive Vice President of Euramax International, Inc. since October 1998. Corporate Development Director of Euramax International, Inc. from June 1998 to October 1998. Group Vice President of Euramax International, Inc.'s subsidiaries, Amerimax Building Products, Inc. and Fabral, Inc. since 1997.
R. Scott Vansant
Director, Vice President, Chief Financial Officer, Treasurer, and Secretary of Amerimax Fabricated Products, Inc. Chief Financial Officer of Euramax International, Inc. since July 1998 and Vice President and Secretary since September 1996.
Joseph M. Silvestri
Director of Amerimax Fabricated Products, Inc. Director of Euramax International, Inc. since 1996. Mr. Silvestri is a partner of Citigroup Venture Capital, where he has been employed since 1990. Mr. Silvestri is a director of Delco Remy International, MacDermid, Triumph Group and Worldspan, L.P. Mr. Silvestri's business address is 399 Park Avenue, 14th Floor, New York, NY 10022. The telephone number at that address is (212) 559-1127.
Richard E. Mayberry, Jr.
Director of Amerimax Fabricated Products, Inc. Director of Euramax International, Inc. since January 2002. Mr. Mayberry has been employed by Citigroup Venture Capital since 1984 and has been a managing director of Citicorp Capital Investors, Ltd. since 1994. Mr. Mayberry is a director of a number of private companies. Mr. Mayberry, Jr.'s business address is 399 Park Avenue, 14th Floor, New York, NY 10022. The telephone number at that address is (212) 559-1127.

Thomas F. McWilliams
Director of Amerimax Fabricated Products, Inc. Director of Euramax International, Inc. since June 2003. Since 1983, Mr. McWilliams has been affiliated with Citigroup Venture Capital and has served as vice president and a managing partner of Citigroup Venture Capital as well as a member of its investment committee. Mr. McWilliams also serves as a director of each of MMI Products, Inc., Royster-Clark, Inc., Ergo Science Corporation, Strategic Industries, Inc., and Polar Corporation. Mr. McWilliams' business address is 399 Park Avenue, 14th Floor, New York, NY 10022. The telephone number at that address is (212) 559-1127.

        3. Directors and Executive Officers of Euramax International, Inc.    The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Euramax International, Inc. Each such person is a citizen of the United States of America, unless otherwise noted, and the business address and telephone number of each such person is 5445 Triangle Parkway, Suite 350, Norcross, Georgia 30092. The telephone number at this address is (770) 449-7066.

Name and Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
J. David Smith	Chief Executive Officer and a Director of Euramax International, Inc. since September 1996. In March 2002, Mr. Smith was named Chairman of Euramax International, Inc.'s Board of Directors.
Mitchell B. Lewis
Executive Vice President of Euramax International, Inc. since October 1998. Corporate Development Director of Euramax International, Inc. from June 1998 to October 1998. Group Vice President of Euramax International, Inc.'s subsidiaries, Amerimax Building Products, Inc. and Fabral, Inc., since 1997.
R. Scott Vansant	Chief Financial Officer of Euramax International, Inc. since July 1998 and Vice President and Secretary since September 1996.
Stuart M. Wallis
Director of Euramax International, Inc. and Non-Executive Chairman of Euramax International, Inc.'s Board of Directors since February 1997. Mr. Wallis stepped down as Non-Executive Chairman in March 2002. Mr. Wallis served as Chief Executive for Fisons plc from 1994 to 1995 and is currently Chairman of Communisis plc and Protherics plc, in addition to a number of private companies. Mr. Wallis is a citizen of England.
Joseph M. Silvestri
Director of Euramax International, Inc. since 1996. Mr. Silvestri is a partner of Citigroup Venture Capital, where he has been employed since 1990. Mr. Silvestri is a director of Delco Remy International, MacDermid, Triumph Group and Worldspan, L.P. Mr. Silvestri's business address is 399 Park Avenue, 14th Floor, New York, NY 10022. The telephone number at that address is (212) 559-1127.
Richard E. Mayberry, Jr.
Director of Euramax International, Inc. since January 2002. Mr. Mayberry has been employed by Citigroup Venture Capital since 1984 and has been a managing director of Citicorp Capital Investors, Ltd. since 1994. Mr. Mayberry is a director of a number of private companies.
Paul E. Drack	Director of Euramax International, Inc. since December 1996. Mr. Drack serves as a director of Miller Industries, Inc.

Thomas F. McWilliams
Director of Euramax International, Inc. since June 2003. Since 1983, Mr. McWilliams has been affiliated with Citigroup Venture Capital and has served as vice president and a managing partner of Citigroup Venture Capital as well as a member of its investment committee. Mr. McWilliams also serves as a director of each of MMI Products, Inc., Royster-Clark, Inc., Ergo Science Corporation, Strategic Industries, Inc., and Polar Corporation. Mr. McWilliams' business address is 399 Park Avenue, 14th Floor, New York, NY 10022. The telephone number at that address is (212) 559-1127.

        Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

The Depositary for the Offer is:
JPMorgan Chase Bank

By Registered or Certified Mail,
or Overnight Courier:
JPMorgan Chase Bank
Attn: Payment Unit
2001 Bryan Street
9th Floor
Dallas, TX 75221-2320

Telephone Assistance:
800-275-2048

Facsimile Transmission:
(For Eligible Institutions Only)
(214) 468-6494

        Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent at the address and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:
D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, NY 10005

Banks and Brokerage Firms Please Call: (212) 269-5550
All Others Call Toll Free: (800) 431-9643

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TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE OFFER
BERGER HOLDINGS, LTD. SUMMARY OF SELECTED FINANCIAL DATA (In thousands, except per share amounts)
Summary Selected Projected Income Statement Data
SCHEDULE I INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF AMERIMAX PENNSYLVANIA, INC., AMERIMAX FABRICATED PRODUCTS, INC. AND EURAMAX INTERNATIONAL, INC.